UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SOUTHWESTERN ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

NOTICE OF 2018

ANNUAL MEETING OF STOCKHOLDERS

MOMENTUM

May 22, 2018 – 9:00 a.m.
Central Daylight Time

swn
Southwestern Energy®

Learn More
Read about Southwestern Energy Company and vote online www.swnannualmeeting.com

Letter from the Chair

Dear fellow shareholders,

Your Board remains focused on the delivery of long-term, sustainable value to our shareholders, and as such, we are pursuing a thoughtful, deliberate, and measured approach towards building value. As the natural gas price environment has continued to become ever more competitive, your Board and Southwestern Energy’s management together are taking meaningful steps to improve our company’s competitiveness. We have a keen focus on risk, capital discipline, and importantly, the pursuit of best-in-class governance. We continue to adhere to our economic hurdle of investing with a minimum PVI of at least $1.30 present value of projected cash flow, discounted at 10%, for each $1 invested. The last year has been a difficult one for our shareholders, and your Board and Southwestern Energy’s management share your disappointment over Southwestern Energy’s stock price performance.

In 2017 your Board focused on executive development, assessed leadership needs, engaged in significant board refreshment, improved financial stability, increased alignment of executive compensation with long-term value generation, and most importantly, we continued the implementation of our strategic plan.

The outcomes of these endeavors included enhancements to the Executive Leadership Team with the addition of Clay Carrell as Chief Operating Officer, David Cecil as EVP of Corporate Development, and Julian Bott as Chief Financial Officer. Our deliberate efforts towards board refreshment have added three new directors with previous CEO leadership experience, strategic expertise, cyclical and contiguous industry expertise, and diversity of cultural and national backgrounds. Half of your Board has now been refreshed within the last two years. We will continue to expand the diversity of skills, backgrounds, and thoughtful perspective as we grow your Board.

The Compensation Committee has added a performance metric to our long-term incentive compensation program in addition to the existing total shareholder return metrics. And finally, we have launched the third step of our strategic plan, which includes our intention to look at strategic alternatives for our Fayetteville Shale assets.

Your Board and Executive Leadership Team are committed to operating safely and responsibly vis-à-vis the environment and our communities, and always conducting our business transparently and honestly. This important Board oversight belongs to the Health, Safety, Environment and Corporate Responsibility Committee. We recognize the concern many of our investors have over climate change and the potential impacts on our company. SWN has been a leader in reducing methane emissions from our operations, and 2017 marked the second year in which our operations have been fresh water neutral, meaning for every gallon of fresh water we use, we offset or replenished that gallon in the same operating region where it was used. We constantly are on the forefront of developing and embracing new technologies to reduce emissions and reduce other operational impacts throughout the hydrocarbon value chain.

Al Stevens and Elliott Pew have informed us that they are retiring as directors as of this annual meeting. I would like to personally thank Al and Elliott for their commitment, dedication, and service to Southwestern Energy’s shareholders, and to welcome Jon Marshall, Gary Luquette, and Patrick Prevost as new members to the Board in 2017.

Your Board and Southwestern Energy’s management are committed, actively engaged, and aligned in advancing long-term shareholder value for our Company as we responsibly develop the vital resource we produce. As with everything at SWN, we are guided by our Formula – the Right People doing the Right Things, wisely investing the cash flow from our underlying assets to create Value+.

Thank you for your continued support and investment in Southwestern Energy Company.

Sincerely,

Catherine A. Kehr
Chairman of the Board

1	WWW.SWNANNUALMEETING.COM

PROXY STATEMENT HIGHLIGHTS

CORPORATE RESPONSIBILITY

SWN’s business strategy and corporate responsibility efforts are rooted in our Formula and the values it represents. We actively promote the health and safety of our workforce, environmental stewardship, community engagement and the identification of emerging strategic challenges and opportunities. We are especially proud of our environmental record, and have been recognized as a leader in environmentally responsible resource development and disclosure.

Here are some highlights of our environmental record:

●	Pioneered leak detection and remediation (LDAR) programs starting in 2014, with 99.9% of wells inspected in 2016
●	Cofounded Our Nation’s Energy (ONE) Future coalition, whose members seek to limit methane emissions to 1% across the natural gas value chain
●	Achieved fresh water neutrality in 2016 and 2017
●	Cited by the Environment Defense Fund as one of the top companies for disclosure on methane emissions
●	Regarded as one of three oil and gas companies tied for top place in implementing and disclosing methane emission processes by As You Sow, Boston Common Asset Management and The Investor Environmental Health Network
●	Winner, Interstate Oil & Gas Compact Commission’s Chairman’s Stewardship Award in 2016 and in 2018

Emission-Reduction Performance

 Goal: We met our methane leak/loss rate target of 0.36 percent nearly 10 years ahead of schedule, and, since 2006, have reduced emissions by an amount sufficient to power 705,000 homes on an annual basis.

47B ft3 Cumulative reported reductions since 2006	=
annual gas consumption
Clean Water

Goal: We met our goal to be “freshwater neutral” within each of our operating divisions.

Fresh, clean water is a precious natural resource that is critical to natural ecosystems and human communities. Because water is also necessary for our operations, we developed the Energy Conserving Water initiative, or ECH2O®, a comprehensive approach to water management, which seeks to replenish or offset our use of water, what we refer to as being “freshwater neutral.” We believe ECH2O demonstrates our commitment to creating Value+ in the community, the economy and the environment.

To learn more about sustainable development at SWN, please see our full Corporate Responsibility Report available on our website at www.swn.com under the section “Our Commitments” and the link to “Corporate Responsibility.”

SOUTHWESTERN ENERGY	2

Proxy Statement Highlights

BOARD HIGHLIGHTS

OUR DIRECTOR NOMINEES

John D. Gass Independent VP, Chevron Corporation President, Chevron Gas and Midstream (retired)	Catherine A. Kehr Independent SVP and Director, Capital Research Company (retired)	Greg D. Kerley Independent CFO, Southwestern Energy (retired)
C H	A N	H N
Age: 66 Director Since: 2012 Profile: Veteran upstream and midstream senior executive with deep and varied industry expertise Attendance Rate: 83%	Age: 55 Director Since: 2011 Profile: Award-winning fund manager who combines a savvy investor perspective with keen industry insight Attendance Rate: 100%	Age: 62 Director Since: 2010 Profile: Seasoned accounting and finance professional with 30 years’ experience in energy Attendance Rate: 100%

Gary P. Luquette Independent President and CEO, Frank’s International N.V. (retired)	Jon A. Marshall Independent CEO & President, GlobalSantaFe Corporation (retired)	Patrick M. Prevost Independent President and CEO, Cabot Corporation (retired)
H	C A	A N

Age: 62 Director Since: 2017 Profile: Insightful upstream and energy services executive with nearly 40 years industry experience Attendance Rate: 100%	Age: 66 Director Since: 2017 Profile: Accomplished energy services executive with a deep understanding of change management and corporate governance Attendance Rate: 100%	Age: 62 Director Since: 2017 Profile: Dynamic downstream executive with a complementary strategic and commodity risk management perspective and substantial governance experience Attendance Rate: 100%

Terry W. Rathert Independent CFO, Newfield Exploration Company (retired)	William J. Way President and CEO, Southwestern Energy Company
A C
Age: 65 Director Since: 2014 Profile: Disciplined finance professional with extensive energy and risk management experience Attendance Rate: 100%	Age: 59 Director Since: 2016 Profile: Forward-thinking energy executive with a strategic mindset matched with extensive operational and technical expertise Attendance Rate: 100%

Key to committees
A	Audit Committee
C	Compensation Committee
N	Nominating and Governance Committee
H	Health, Safety, Environment and Corporate Responsibility Committee
Committee Chair
Key Changes in 2017
●	Added 3 former CEOs
●	Added experience from vendor and customer industries
●	Expanded ethnic and cultural diversity
●	2 longer-tenured directors retiring at May 2018 meeting

3	WWW.SWNANNUALMEETING.COM

Proxy Statement Highlights

BOARD COMPOSITION

As the natural gas exploration and production industry has become increasingly competitive and volatile over the last several years, we have engaged in a deliberate and measured process to review and refresh the composition of our Board, and have targeted specific skills that provide insight into where we collectively have determined SWN and our industry are headed.

We have actively pursued diversity of thought, approach, gender and ethnicity.

TENURE

Average tenure

Of our 8 nominees, 50% have joined the Board since January 1, 2016.

INDEPENDENCE

7 of 8 director nominees have been determined by our Board to be independent, under the standards set forth in the SEC rules, the Corporate Governance Rules of the NYSE and the Company’s corporate governance policies.

We believe all of our directors possess the following core skills crucial to a successful Board:

●	Acute understanding of how shareholder value is generated, and extensive experience in shareholder engagement
●	Direct experience managing in a global context or analyzing the energy industry from a global perspective
●	Deep-rooted risk and value understanding of cyclical commodity businesses
●	Strategic and nimble mindset gained through strategy formation or implementation
●	Strong financial competency

At least half our nominees have the following critical skills and backgrounds that bring important perspectives to the Board:

●	CEO leadership experience
●	Hands-on HSE and corporate responsibility experience
●	Direct experience in contiguous, cyclical industries
●	Corporate governance experience from other boards
●	Industrial operating and workforce management experience
●	Mergers and acquisitions execution, implementation or analysis skills

CORPORATE GOVERNANCE SNAPSHOT

The Board of Southwestern Energy is committed to the highest standards of corporate governance. The Corporate Governance section of our proxy statement describes our governance framework in depth, highlights of which include:

Adoption of best practices	Boardroom culture

●Annual “Say on Pay” vote
●Majority voting in director elections
●Annual election of all directors
●Proxy access
●Ability to call special meetings
●Active shareholder engagement program
●No supermajority voting standards
●All directors independent except CEO

●Disciplined decision-making
●Long-term outlook
●Focus on Company risks
●Difficult questions directed to executive leadership and directors
●Practices for increasing Board diversity
●Engaged with management, asking the difficult questions
●Willingness to engage deeply and respectfully in the boardroom

SOUTHWESTERN ENERGY	4

Proxy Statement Highlights

2017 EXECUTIVE COMPENSATION HIGHLIGHTS

We embrace a pay-for-performance philosophy. Thus, the vast majority of our named executive officers’ (“NEO”) total direct compensation is at risk, as noted in the first graphic below. Moreover, the vast majority of value that will ultimately be received by our NEOs directly aligns with the Company’s actual operational and financial performance. For example, in recent years 25% of the value of long-term incentive (LTI) awards has come in the form of stock options. None of those stock options are “in the money.” Similarly, as shown in the second graphic below, the LTI awards granted in December 2014 decreased in value from the grant date to December 31, 2017, on average, by more than 90%, a larger decrease than in our stock price.

COMPONENTS AND ALLOCATION OF AVERAGE NEO 2017 TARGET COMPENSATION

LTI ALIGNMENT WITH COMPANY PERFORMANCE

STOCK PRICE	82% LESS
William J. Way	91% LESS
John C. Ale	91% LESS
John E. Bergeron, Jr.	91% LESS
Jennifer E. Stewart	91% LESS

5	WWW.SWNANNUALMEETING.COM

Proxy Statement Highlights

What We Do
Alignment with Shareholders. Long-term incentive awards vest over periods of several years to reward sustained Company performance over time.

Mix of Awards. Our executive compensation program contains both cash and equity components and is weighted heavily toward long-term equity-based incentives, with a mix of these incentives among performance-based stock units and restricted stock or restricted stock units.

Share Ownership Guidelines. Our NEOs must hold equity of a value equivalent to multiples of their base salaries (two times for senior vice presidents, three times for executive vice presidents and six times for our CEO).

Clawbacks. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recover incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

Double-Trigger Severance. Cash severance in connection with a change in control is paid only if an actual or constructive termination of employment also occurs.
Annual Risk Assessments. The Compensation Committee analyzes risk in setting executive compensation each year.
Peer Group Comparison. With the help of independent compensation consultants, we annually analyze executive compensation relative to peer companies and published survey data for peer companies.

Decisions by Independent Compensation Committee. Executive compensation is determined by committee of the Board comprised solely of independent directors and approved by the full Board (only independent directors in the case of CEO compensation).

Independent Compensation Consultant. The Compensation Committee retains its own independent consultant to advise on compensation matters.

What We Do Not Do
No Tax Gross-Ups. We eliminated the excise tax gross-up feature in all severance agreements entered into with NEOs first employed after 2009.
No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually and the decisions are based on market data provided by our independent compensation consultants.
No Hedging and Pledging Company Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors.
No Repricing of Stock Options. We do not permit the repricing of stock options without shareholder approval.

SOUTHWESTERN ENERGY	6

Proxy Statement Highlights

COMMITTEE REPORTS

AUDIT COMMITTEE REPORT

Audit Committee

Each member of the Audit Committee is financially literate and independent under SEC, NYSE and the Company’s rules and guidelines. The Audit Committee is charged with assisting the Board in its oversight of the following, among other things:

●the integrity of the Company’s financial statements and financial reporting process and the Company's systems of internal accounting and financial controls
●the performance of the internal audit services functions
●the annual independent audit of the Company's financial statements, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance
●the Company’s compliance with legal and regulatory requirements, including disclosure controls and procedures
●the evaluation of enterprise risk issues

Members during 2017:
All independent
Terry W. Rathert (Chair)
Catherine A. Kehr
Jon A. Marshall (joined May 2017)
Patrick M. Prevost (joined June 2017)
Kenneth R. Mourton (retired from Board May 2017)

Meetings during 2017:
Four, each attended by all nominees who were members

Audit Committee Financial Experts
The Board has determined that each of the following members of the Audit Committee is an Audit Committee Financial Expert based on a qualitative assessment of the individual’s knowledge and experience:
Ms. Kehr – MBA from The Wharton School at the University of Pennsylvania; extensive experience in debt and equity markets during career as investment analyst and fund manager
Mr. Marshall – Former CEO of a publicly traded company
Mr. Mourton – Certified public accountant (inactive)
Mr. Prevost – Former CEO of a publicly traded company
Mr. Rathert – Former CFO of publicly traded E&P company

During 2017, the Audit Committee, among other things:

●

reviewed and discussed the audited financial statements of the Company with executive leadership and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accounting firm, including the matters required by applicable auditing standards

●

received and reviewed the written disclosures and the letter from PwC under applicable requirements of the Public Company Accounting Oversight Board and has discussed with PwC its independence from the Company and its management

●	met privately (i.e., without Company management) with PwC and the Company’s head of internal audit services, and separately with individuals in executive leadership
●	met privately (i.e., without Company management) with Netherland, Sewell & Associates, Inc., the Company’s independent reserves audit firm
●

based on and relying on the review and discussion described above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017

●	reviewed carefully the Company’s risk management process and specific risks identified

Terry W. Rathert, Chair	Jon A. Marshall
Catherine A. Kehr	Patrick M. Prevost

7	WWW.SWNANNUALMEETING.COM

Proxy Statement Highlights

COMPENSATION COMMITTEE REPORT

Compensation Committee

Each member of the Compensation Committee is independent under SEC, NYSE and the Company’s rules and guidelines. Among other things, the Compensation Committee is charged with assisting the Board in:

●discharging its responsibilities related to the compensation of the Company's executive officers and certain other employees of the Company
●preparing the report on executive compensation for inclusion in the Company's annual proxy statement

Members during 2017: All independent John D. Gass (Chair) Jon A. Marshall (joined May 2017) Elliott Pew Terry W. Rathert Meetings during 2017: Three, each attended by all sitting members

During 2017, the Compensation Committee, among other things:

●	reviewed in depth payouts under the Company’s annual and long-term incentive programs
●	determined individual bonuses for 2017 and annual and long-term incentive programs and targets for 2018, subject to the approval of the Board
●	revised the design of the long-term incentive program for 2018
●	reviewed and discussed with management overall compensation and benefits policies and programs and feedback from shareholders

The Compensation Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2017 to advise on all matters related to executive compensation. In particular, Meridian collected and provided quantitative competitive market data for peer companies and advised in the selection of the peer groups of companies for compensation levels and performance-based long-term incentives. The Compensation Committee has sole authority to retain and terminate consultants such as Meridian and determines the interaction between consultants and Company management and personnel. Meridian provides no other services to the Company other than supplying the Nominating and Governance Committee with comparative data for compensation of non-employee directors. The Compensation Committee regularly meets with Meridian without any Company officers or employees present.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with executive leadership and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2017, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

John D. Gass, Chair	Elliott Pew
Jon A. Marshall	Terry W. Rathert

SOUTHWESTERN ENERGY	8

Proxy Statement Highlights

NOMINATING AND GOVERNANCE COMMITTEE REPORT

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is independent of the Company and executive leadership under the standards set forth in the SEC rules and the Corporate Governance Rules of the NYSE. In accordance with its charter, the purpose of the Nominating and Governance Committee is to discharge the responsibility of the Board relating to:

●the identification of individuals qualified to become members of the Board
●the recommendation to the Board of the director nominees for each Annual Meeting of Stockholders
●the consideration and periodic reporting to the Board on all matters relating to the selection, qualification and compensation of members of the Board and candidates nominated to the Board
●the development and recommendation to the Board of a set of corporate governance guidelines applicable to the Company
●the review of the overall corporate governance structure of the Company and the recommendation of any proposed changes regarding the Company’s corporate governance practices

Members during 2017:
All independent
Catherine A. Kehr (Chair)
Greg D. Kerley
Kenneth R. Mourton (retired from Board May 2017)
Alan H. Stevens

Meetings during 2017:
Four, each attended by all serving members

The Nominating and Governance Committee devoted substantial time in 2017 to Board assessment and refreshment. With the retirement of two long-tenured directors in 2016 and 2017, the Committee engaged in a lengthy and deliberate process, assisted by an outside search firm, of identifying and analyzing qualified candidates whose skills and backgrounds complement those of the continuing directors and increase the collective knowledge and insights of our Board. In particular, the Committee deliberately sought out individuals with strategic perspectives on our industry, leadership experience as CEOs of publicly-traded companies, customer and supplier/service company experience, backgrounds in cyclical industries and other complementary skills for this stage in our Company’s history. The Company is committed to considering diverse candidates for the Board and the search firm was instructed to seek diverse candidates from traditional and nontraditional candidate groups. We were guided by the following criteria, set forth in our Corporate Governance Guidelines, available at https://www.swn.com/corporategovernance/Documents/corporateguidelines.pdf.

Our Committee recommended, and the Board elected, three new independent directors. Each is the former CEO of a publicly traded company—important experience to add to the Board’s mix of skills. In addition, each has led a company in businesses that serve our industry or consume our products, giving us insights into procurement and sales. Two of the new directors bring diverse backgrounds, a Native American and an individual who is not a U.S. citizen and was born, raised and spent much of his career on another continent. With the new directors, the Committee also recommended, and the Board approved, several realignments in the composition of our standing committees to take advantage of the new directors’ skills. With the retirement of two more directors at this annual meeting, we will have seven independent directors with a variety of backgrounds, both inside our industry and relevant to it, and will be searching for new directors that further complement our nominees.

The Committee also spent substantial time working on executive talent and succession. In 2017 and early 2018, we announced the appointment of three new Executive Vice Presidents, one serving as Chief Operating Officer, another as Chief Financial Officer and the third as head of Corporate Development.

Catherine A. Kehr, Chair	Alan H. Stevens
Greg D. Kerley	Patrick M. Prevost

9	WWW.SWNANNUALMEETING.COM

Proxy Statement Highlights

HEALTH, SAFETY, ENVIRONMENT AND CORPORATE RESPONSIBILITY COMMITTEE REPORT

Health, Safety, Environment and Corporate Responsibility Committee

Although not required by SEC or NYSE rules or regulations, each member of the Health, Safety, Environment and Corporate Responsibility Committee is independent under SEC, NYSE and the Company’s rules and guidelines. Among other things, the Health, Safety, Environment and Corporate Responsibility Committee is charged with assisting the Board in:

●matters of health, safety and environment arising out of the Company’s activities and operations and their impact on employees, contractors and the communities in which the Company operates
●current and emerging trends in social, political and public policy issues that may affect the Company, its business and its reputation and that are not in the purview of other standing committees of the Board of Directors

Members during 2017:
All independent
John D. Gass (Chair until August 2017)
Gary P. Luquette (Chair as of August 2017; joined June 2017)
Greg D. Kerley
Alan H. Stevens

Meetings during 2017:
Four, each attended by all sitting members

During 2017, the Health, Safety, Environment and Corporate Responsibility Committee, among other things:

●	reviewed in depth each quarter compliance statistics and incident rates in the areas of health, safety and the environment
●	reviewed the Company’s programs to assure safety and compliance at all its locations, including by service providers and other non-employees onsite or working with our businesses
●	reviewed key risks associated with the Company’s operations and business in the areas of health, safety and the environment and the Company’s programs and policies to address these risks
●	oversaw the preparation and publication of the Company’s Corporate Responsibility Report (available at www.swncr.com)

The Company continued to lead in key environmental areas. In particular:

●

In 2017, the Company again was freshwater neutral, meaning for every gallon of water taken from local sources the Company returned at least one gallon to nature, whether through recycling or conservation programs.

●	The Company’s 2016 (latest data published and reported) methane leak/loss rates for all operations was 0.22% and 0.18% for production operations, well below Company goals.
●	Absolute greenhouse gas emissions for 2016 declined 1% from the prior year.

Environmental organizations and environmentally conscious investors have recognized the Company’s performance and disclosure. For example:

●	In February 2018, the Environment Defense Fund singled out SWN as a leader in disclosure relating to methane emissions. https://www.edf.org/sites/default/files/documents/the_disclosure_divide.pdf
●

A 2017 report by As You Sow, Boston Common Asset Management and The Investor Environmental Health Network cited SWN as one of three oil and gas companies tied for top place in implementing and disclosing methane emission processes. http://disclosingthefacts.org/

Gary P. Luquette, Chair	Greg D. Kerley
John D. Gass	Alan H. Stevens

SOUTHWESTERN ENERGY	10

Proxy Statement Highlights

VOTING AT THE ANNUAL MEETING

Every vote cast at the Annual Meeting plays a part in the future of Southwestern Energy. Please review our proxy statement and take the time to vote right away, using one of the methods explained below.

WHO IS ENTITLED TO VOTE?

Stockholders who own shares of common stock as of March 23, 2018, the Record Date, may vote at the meeting. There were 586,845,682 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting.

Voting Matters

You are being asked to vote on the following:

Proposal		Board Recommendation	(page)
PROPOSAL 1	Election of Directors	FOR each of the nominees	13
PROPOSAL 2	Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	34
PROPOSAL 3	Ratification of Independent Registered Public Accounting Firm	FOR	62

How to Vote

Even if you plan to attend the Annual Meeting in person, please vote immediately using one of the following advanced voting methods. In all cases, you will need to have your proxy card in hand.

By Internet
Vote your shares online at
www.proxyvotenow.com/swn

By Telephone
Vote your shares by calling
1 (866) 257-2279

By Mail
Vote by mail by marking, dating and
signing your proxy card or voting
instruction form and returning it in
the postage-paid envelope

Attending the Annual Meeting
9:00 a.m., Central Daylight Time	All shareholders as of the record date or holders of proxies for them may attend the Annual Meeting but must have photo identification and proof of stock ownership and, in the case of a proxy holder, the proxy. If you are a shareholder of record (your shares are held in your name) or hold a proxy for such a shareholder, valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee) or hold a proxy for such a shareholder, you must provide valid photo identification and evidence of current ownership of the shares, which you can obtain from your broker, bank or nominee.
Tuesday, May 22, 2018
Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389

Learn more about the 2018 Annual Meeting at www.swnannualmeeting.com

Questions and Answers about the Annual Meeting and Voting

Please see the “Questions and Answers about the Annual Meeting and Voting” section beginning on page 63 for answers to common questions on the rules and procedures surrounding the proxy and Annual Meeting process.

11	WWW.SWNANNUALMEETING.COM

10000 Energy Drive
Spring, Texas 77389

Notice of Annual Meeting of Stockholders on May 22, 2018

The Annual Meeting of Stockholders of Southwestern Energy Company, or the Company, will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on Tuesday, May 22, 2018, at 9:00 a.m., Central Daylight Time, for the following purposes:

(1)

To elect eight directors to the Board to serve until the 2019 Annual Meeting or until their respective successors are duly elected and qualified, with the Board presenting for election John D. Gass, Catherine A. Kehr, Greg D. Kerley, Gary P. Luquette, Jon A. Marshall, Patrick M. Prevost, Terry W. Rathert, and William J. Way;

(2)	To conduct an advisory vote to approve the compensation of our Named Executive Officers for 2017 (Say-on-Pay);
(3)	To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 23, 2018, as the Record Date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. The Company’s 2017 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are welcome to attend the meeting. If you do not attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Alternatively, you can vote your shares by telephone or over the Internet as described in more detail in this proxy statement. You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

By Order of the Board of Directors

JOHN C. ALE
Secretary
April 12, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2018:
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Stockholders, 2018 proxy statement and the 2017 annual report to stockholders are available free of charge at: www.swnannualmeeting.com

SOUTHWESTERN ENERGY	12

Proposal No. 1 Election of Directors

At this meeting, stockholders are being asked to elect eight directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

Voting

The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholder for the election of the nominees named in this section. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes, which will be treated as described below. This year, with no stockholders having made nominations, the number of nominees equals the number of directors to be elected. Our bylaws provide that, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes, will have no effect on the election of directors, other than counting for purposes of a quorum. Our bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to tender his or her conditional resignation to the Chairman of the Board promptly following the certification of the vote, which resignation shall be promptly considered through a process overseen by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company does not expect that any nominee will be unavailable for election.

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed the eight nominees set forth below for election as directors. All nominees for director are presently directors of the Company.

Information concerning the nominees is set forth below.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

13	WWW.SWNANNUALMEETING.COM

Proposal No. 1 Election of Directors

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a valuable and often different perspective to the governance of the Company. When these differing skill sets and backgrounds are combined in an environment of interaction and respect, they give a greater overall skill set to the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

Director Selection Criteria
●Each director nominee should be an individual of the highest character and integrity and have the ability to work well with others
●Each director nominee should have an inquiring mind, vision and good judgment
●Each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director
●Each director nominee should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director

●Each director nominee’s skill set should complement the backgrounds and experience of other Board members
●Each director nominee should have sufficient time available to devote to the affairs of the Company to carry out the responsibilities of a director
●Each director nominee should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in recommending to the Board concerning that individual’s election or re-election as a director, including members of the Nominating and Governance Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. The Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates is instructed to seek diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Nominating and Governance Committee’s conclusions to the full Board. Once a director reaches the age of 75, he or she may not be considered for re-election to the Board of Directors, with certain exceptions provided in our corporate governance guidelines.

As the natural gas exploration and production industry has become increasingly competitive and volatile over the last several years, we have engaged in a deliberate and measured process to review and refresh the composition of our Board. In 2017, the Board added three new directors, which with the election of the Company’s CEO to the Board in 2016 means 50% of this year’s nominees have been added during the last two calendar years. Their selection followed a thorough search process, aided by an external search firm. The following key goals informed these choices:

●	We believe an effective Board brings together a diversity of perspectives based upon a strong balance of skills, experience, and personal qualities

SOUTHWESTERN ENERGY	14

Proposal No. 1 Election of Directors

that, when united with a set of core competencies, provide a solid platform for wise oversight of the Company.
●	We have targeted specific skill resources that provide insights into where we collectively determine SWN and our industry are headed.
●	We actively pursue diversity of thought, approach, gender and ethnicity.

We believe all of our directors possess the following core skills crucial to a successful Board:

●	Acute understanding of how shareholder value is generated, and extensive experience in shareholder engagement
●	Direct experience managing in a global context or analyzing the energy industry from a global perspective
●	Deep-rooted risk and value understanding of cyclical commodity businesses
●	Strategic and nimble mindset gained through strategy formation or implementation
●	Strong financial competency

At least half our nominees have the following critical skills and backgrounds that bring important perspectives to the Boardroom:

●	CEO leadership experience
●	Hands-on HSE and corporate responsibility experience
●	Direct experience in contiguous, cyclical industries
●	Corporate governance experience from other boards
●	Industrial operating and workforce management experience
●	Mergers and acquisitions execution, implementation or analysis skills

Board Evaluation Process

Each year the Board and its committees conduct rigorous evaluations of their and individual directors’ performance.

For each committee and the Board itself, each member completes a multi-page questionnaire asking the director to rate the committee’s or the entire Board’s performance in various categories on a numerical scale and to provide written comments on each topic. Members also are invited to provide suggestions on how to make the committee or the Board more effective. The results are compiled by the chair and shared with the full committee or Board, as applicable. These can result in changes to the Board’s or the committee’s processes and/or charter document.

Each director also evaluates the performance of each other director in a host of categories, again with ratings on a numerical scale and written comments. The results are submitted anonymously and compiled by outside legal counsel to the Board (not the Company’s counsel), with the composite results shared with the chair of the Nominating and Governance Committee. Individual directors then are provided feedback, and the Nominating and Governance Committee takes the results into account in assessing whether sitting directors should be nominated for a further term.

2017 Board Highlights

During 2017, the Board oversaw several important steps in the Company’s strategy moving forward, including:

●

Further development and implementation of phases 2 and 3 of the Company’s three-phase strategy that it began developing in 2016, including exploring strategic alternatives for the Company’s assets in the Fayetteville Shale, which the Company announced during the first quarter of 2018

●

Overseeing management’s efforts to improve cash flow from our assets while employing the financial discipline to invest within our cash flow resulting in significant increases in cash flow per share, production and reserves despite lower commodity prices

●	Adding three new directors

15	WWW.SWNANNUALMEETING.COM

Proposal No. 1 Election of Directors

●	Expanding the executive leadership team with Clayton A. Carrell as Executive Vice President and Chief Operating Officer and David Cecil as Executive Vice President, Corporate Development
●	Extending bond debt maturities and relaxing covenants
●	Assuring SWN’s strong culture of safety and environmental stewardship

In 2017:

●	The Board held five regularly scheduled meetings and one special meeting.
●

Each director candidate attended 100% of the meetings of the Board, including the 2017 Annual Meeting, except that one candidate missed a specially called meeting due to a prior commitment. Each director candidate attended 100% of the meetings of the committees of which he or she was a member.

●

The ad hoc Finance Committee was re-established in 2017 to be readily available, as necessary, to assist on matters related to our efforts to reduce and rearrange our outstanding debt. It met three times in 2017.

●	The Board also established an ad hoc Project Evaluation Committee to assure Board-level understanding of important Company projects and reserves.

Below each nominee’s biography, we have included an assessment of the skills and qualifications that nominee brings to the Board.

SOUTHWESTERN ENERGY	16

Proposal No. 1 Election of Directors

Nominees for Election

JOHN D. GASS

Independent Director
Age: 66
Director since: 2012
Committees: Compensation (Chair); Health, Safety, Environment and Corporate Responsibility
Other Public Boards: Weatherford International, Ltd; Suncor Energy Inc.
Degrees: BS in Civil Engineering, Vanderbilt University; MS in Civil Engineering, Tulane University

Director Qualification Highlights

●Former Vice President of Chevron Corporation and President of Chevron Gas and Midstream
●Operational and HSE experience in upstream and midstream sectors in US and around the world
●Director, Weatherford International, Ltd. since June 2013 (Chairman of Compensation Committee and member of Health, Safety, Environment and Corporate Responsibility Committee)
●Director, Suncor Energy Inc. since February 2014 (Chairman of Human Resources and Compensation Committee and member of Governance Committee)
●Former director of Sasol Chevron Holdings Ltd and GS Caltex

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Career-long experience in the Company’s industry sectors, including at executive level
●Executive positions in global operations
●Managed capital-intensive,cyclical commodity businesses
●Valuable governance experience gained from his service on two other public company boards of directors
●Strong environmental and safety skills, including implementation of best practices

CATHERINE A. KEHR

Independent Director and Chairman of the Board
Age: 55
Director since: 2011
Committees: Audit; Nominating and Governance (Chair)
Other Public Boards: None
Degrees: BA, Yale University; MBA, The Wharton School, University of Pennsylvania

Director Qualification Highlights

●Retired Senior Vice President and Director of Capital Research Company, a division of The Capital Group, investment advisor to the American Funds
●Led investment analysis and served as portfolio manager of global energy equities and also served as investment analyst and portfolio manager with responsibility for global energy high-yield debt
●Ranked by Reuters survey among top 10 US portfolio managers in 2002
●Formerly with Atlantic Richfield Company and Payden and Rygel
●Director, California Resources Corporation, February 2015 through May 2017 (Chairman of Compensation Committee and member of Audit Committee)

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Deep understanding of financial analysis and capital markets
●Investor perspective from career as a global energy sector investor at major fund manager
●Broad global knowledge of energy sector, including impacts of commodity price cyclicality
●Corporate governance and compensation experience from service as a director of another E&P company

17	WWW.SWNANNUALMEETING.COM

Proposal No. 1 Election of Directors

GREG D. KERLEY

Independent Director
Age: 62
Director since: 2010
Committees: Health, Safety, Environment and Corporate Responsibility; Nominating and Governance
Other Public Boards: None
Degrees: BS in Accounting, Oklahoma State University

Director Qualification Highlights

●Retired Executive Vice President and Chief Financial Officer of Southwestern Energy (last employed October 2012
●Rated by Institutional Investor in 2010 as one of the top performing E&P CFOs
●Former Controller, Chief Accounting Officer, Treasurer and Secretary
●Senior financial and accounting positions at Agate Petroleum, Inc.
●Arthur Andersen LLP, working for energy clients

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Extensive experience in finance, accounting, and financial reporting, including serving as chief financial officer of a publicly traded company
●Executive leadership experience
●Former CPA
●More than 30 years of oil and gas industry experience

GARY P. LUQUETTE

Independent Director
Age: 62
Director since: 2017
Committees: Health, Safety, Environment and Corporate Responsibility (Chair)
Other Public Boards: McDermott International, Inc. (Chairman)
Degrees: BS in Civil Engineering, University of Louisiana at Lafayette

Director Qualification Highlights

●Non-executive Chairman of the Board of Directors of McDermott International, Inc., a global offshore engineering and procurement company, since May 2014 (Member of the Compensation Committee)
●Former President and Chief Executive Officer of Frank’s International N.V., a global provider of engineered tubular services to the oil and gas industry, from January 2015 until November 2016, following which he served as a special advisor to Frank’s until his retirement in December 2016
●Member of Frank’s International Supervisory Board from November 2013 through May 2017
●President of Chevron North America Exploration and Production, a unit of Chevron Corporation from 2006 until September 2013, following assignments at Chevron in the US, Europe and Asia

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Deep E&P sector background
●Experience in oilfield services industry, which supplies services to the Company
●Executive and operational know-how
●Executive experience in cyclical businesses
●CEO experience at global company
●Leadership in implementing and managing safety and environmental aspects of large-scale operations
●Board leadership and governance experience

SOUTHWESTERN ENERGY	18

Proposal No. 1 Election of Directors

JON A. MARSHALL

Independent Director
Age: 66
Director since: 2017
Committees: Audit, Compensation
Other Public Boards: Noble Corporation plc; Cobalt International Energy, Inc.; Sentinel Energy Services, Inc.
Degrees: BS in Engineering, United States Military Academy

Director Qualification Highlights

●Former Chief Executive Officer and President of GlobalSantaFe Corporation
●Former President and Chief Operating Officer, Transocean Ltd.
●Director, Noble Corporation plc since 2009 (chairman of Health, Safety, Environment and Engineering Committee and member of Audit and Finance Committees)
●Director, Cobalt International Energy, Inc. since 2010 (Chairman of Compensation Committee)
●Director, Sentinel Energy Services, Inc., since 2018 (member of Audit, Nominating and Compensation Committees)
●Director, Fluid Imaging Technologies since 2010 (private)
●Chairman of the Board of Directors, Chahta Foundation (nonprofit promoting education, cultural identity and health for the Choctaw Nation)
●Director, Jones Academy Foundation (foundation supporting residential learning center for Choctaw youth)

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Former CEO of NYSE-listed company that went through transformative changes
●Significant experience as a senior executive of multiple energy services companies
●Executive experience in cyclical global businesses
●Service on multiple boards of energy companies, both public and private
●Experience overseeing best operational, safety and environmental practices
●Added cultural and ethnic perspective, with strong leadership in giving back to communities

PATRICK M. PREVOST

Independent Director
Age: 62
Director since: 2017
Committees: Audit, Nominating and Governance
Other Public Boards: Cabot Corporation, General Cable Corporation
Degrees: BS in Chemistry, University of Geneva; MBA, University of Chicago

Director Qualification Highlights

●Former President and Chief Executive Officer of Cabot Corporation, a global specialty chemical and performance materials company, January 2008 until March 2016
●Responsible CEO of the Year, Corporate Responsibility Magazine, 2013
●Director, Cabot Corporation since 2008 (member, Safety, Health and Environmental Affairs Committee)
●Former President, Performance Chemicals, BASF, AG
●Former senior management positions at BP plc and Amoco, Inc.
●Director, General Cable Corporation since 2010 (Chairman of the Audit Committee and member of the Compensation Committee)
●Former director, American Chemical Industry Council

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Former service as CEO of NYSE-listed company
●Service on public company boards in leadership positions
●Experience in chemical industry, a major consumer of the Company’s production
●Experience managing commodity price risks
●Led capital-intensive business operations
●Experience in acquisitions and strategic alliance
●Deep commitment and skills in safety, environmental compliance and best practices and asset integrity
●Global perspective in international company and having been born, raised and spent much of his career outside the US

19	WWW.SWNANNUALMEETING.COM

Proposal No. 1 Election of Directors

TERRY W. RATHERT

Independent Director Age: 65 Director since: 2014 Committees: Audit (Chair); Compensation Other Public Boards: None Degrees: BS in Petroleum Engineering, Texas A&M University

Director Qualification Highlights

●Retired Executive Vice President, Chief Financial Officer and Secretary of Newfield Exploration Company, a publicly-traded E&P company (served until August 2014)
●Co-founder of Newfield in 1989 and served in various other positions
●Former director of economic planning and analysis for Tenneco Oil Exploration and Production Company
●Director, Kaspar Companies, Inc. and Kaspar Texas Traditions since January 2015 (private companies)
●Director, Encino Energy LLC since November 2015 (private company)

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Service as CFO of NYSE-listed E&P company
●Thorough knowledge of E&P sector
●Deep risk management background
●Strong strategic skills and background
●Participated in building a publicly-traded company
●Board experience

WILLIAM J. WAY

Director Age: 59 Director since: 2016 Committees: None Other Public Boards: None Degrees: BS in Industrial Engineering, Texas A&M University; MBA, Massachusetts Institute of Technology

Director Qualification Highlights

●President and Chief Executive Officer of the Company since January 2016
●President and Chief Operating Officer of the Company, December 2014 to January 2016
●Executive Vice President and Chief Operating Officer of the Company, October 2011 to December 2014
●Former Senior Vice President—Americas, BG Group plc with responsibility for E&P, Midstream, LNG and global shipping operations in the US, Trinidad and Tobago, Chile, Bolivia, Canada and Argentina
●Former President, Dubai Petroleum Company, 2002-2007
●Various senior technical, operational and leadership positions at ConocoPhillips 1981-2007
●Extensive managerial, operational, technical and leadership experience in US and international upstream and midstream sectors

Skills and Qualifications of Particular Relevance to Southwestern Energy

●Insights into the Company’s operations, strategy and talent development as well as its relations with investors and other key stakeholders from his position as leader of the Company
●Extensive leadership experience in upstream and midstream businesses
●Deep background in managing commodity risk and capital programs
●Strong HSE commitment and experience
●History of talent development

SOUTHWESTERN ENERGY	20

Corporate Governance

Corporate Governance Policies

Southwestern Energy recognizes that strong corporate governance plays an important part in achieving our objective of enhancing the Company’s long-term value for our shareholders. Executive leadership, led by the CEO, is responsible for running the Company’s operations, under the oversight of the Board of Directors.

The Board has adopted corporate governance principles, which together with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Board committee charters, serve as the framework of the Board and its committees. From time to time, the Board revises its corporate governance policies in response to changing regulatory requirements, evolving best practices and the perspective of our shareholders and other stakeholders.

Corporate Governance Materials

The following materials related to corporate governance at Southwestern Energy are available at www.swn.com, under the section “Corporate Governance.”
●Certificate of Incorporation
●Bylaws
●Audit Committee Charter
●Compensation Committee Charter
●Nominating and Governance Committee Charter
●Health, Safety, Environment and Corporate Responsibility Committee Charter
●Corporate Governance Guidelines
●Business Conduct Guidelines
●Code of Ethics for Section 406 Officers
●Anti-Corruption Compliance Policy
●Confidential Complaint Procedures for Questionable Accounting Practices
●Procedures for Contacting the Board
●Political Contributions Policy

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (832) 796-4700.

Board Leadership Structure and Executive Sessions

Currently an independent director, Catherine A. Kehr, serves as Chairman of the Board of Directors. At many times in our past, the Board has named the CEO as Chairman with an independent director serving as presiding, or lead, director. The Board may modify the current structure again in the future if it determines that it would be more effective and likely to advance the interests of the Company and its stockholders.

The independent directors are required to meet in executive sessions as appropriate matters for their consideration arise, but, in any event, at least once a year. During 2017, the Board conducted these executive sessions at each of its regularly scheduled meetings. The agenda of these executive sessions includes such topics as the participating directors determine. The Chairman of the Board (or the presiding director if the CEO is Chairman) acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Chairman (or the presiding director if the CEO is Chairman) also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures.

21	WWW.SWNANNUALMEETING.COM

Corporate Governance

Director Independence

The Company’s Corporate Governance Guidelines require that a majority of the members of the Board be independent of the Company’s executive leadership and its significant stockholders. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates), or any person (including the director) that, with its affiliates, is the beneficial owner of 5% or more of the Company’s outstanding voting stock or any member of the executive leadership of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

●	is, or within the past three years has been, employed by the Company or any of its affiliates;
●	has an immediate family member who is, or within the past three years has been, an officer of the Company or any of its affiliates;
●

has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●

is, together with members of his or her immediate family, the beneficial owner of 5% or more of the Company’s outstanding voting stock, or is employed or retained by or serves as an officer, director or representative of, any person that, together with its affiliates, is the beneficial owner of 5% or more of the Company’s outstanding voting stock, except in each case (i) to the extent the stock has been beneficially owned continuously for at least two years or (ii) the beneficial ownership first equals or exceeds 5% after he or she becomes a director;

●

has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

●

(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

●

is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

●

is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or 2% of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing standards, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations for which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three years.

Our Board has determined that all of the nominees for director, other than our CEO, Mr. Way, are independent under our applicable independence standards.

SOUTHWESTERN ENERGY	22

Corporate Governance

Stockholder Rights

Under our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our stockholders have the right to call a special meeting of stockholders and to nominate director candidates to appear in our proxy. Holders of at least 20% of our common stock meeting certain “net long” holding requirements may require the secretary to call a special meeting.

Under our Amended and Restated Bylaws, our stockholders have the right of proxy access. A stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of the Company’s outstanding common stock continuously for at least the preceding three years may nominate and include in the Company’s proxy materials director candidates constituting up to 20% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Amended and Restated Bylaws. Shares that have been loaned during any portion of the three-year holding period count as being owned as long as certain conditions for the recall of shares are met. This is in addition to the right of any stockholder to nominate director candidates outside the proxy access process.

We have no supermajority voting requirements.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are available to stockholders at no charge upon request to the Secretary or on our website at www.swn.com.

The Board’s Role in Risk Management

One of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Although each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board has delegated to the Audit Committee, which is comprised solely of independent directors, oversight responsibility relating to how the Company manages our enterprise risk issues. The Audit Committee discusses with executive leadership, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps executive leadership has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. Management conducts quarterly enterprise risk management reviews and updates the Audit Committee at least quarterly. In addition, at least annually, the entire Board engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company, and the corporate compliance officer also discusses with the Board the focus and results of the Company’s legal compliance program conducted for employees in all locations.

In addition to the Audit Committee’s oversight role in evaluating how the Company manages enterprise risk, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 27 under “Compensation Risk Assessment.” The Nominating and Governance Committee oversees risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Health, Safety, Environment and Corporate Responsibility Committee reviews health, safety and environmental risks associated with our operations, as well as political and public policy matters that affect the Company and related risks.

23	WWW.SWNANNUALMEETING.COM

Corporate Governance

Communications with the Board of Directors

The Board provides a process for stockholders and other interested persons to send communications to the independent Chairman of the Board, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Chairman of the Board or any of the other directors to the attention of the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Health, Safety, Environment and Corporate Responsibility Committee. In addition, the Board may from time to time authorize additional standing or ad hoc committees, as it deems appropriate. The Board currently has an ad hoc project evaluation committee that reviews and reserves technical aspects of significant projects and transactions and an ad hoc finance committee that monitors our capital structure, liquidity and other related matters. The following table lists our director nominees’ current committee assignments.

Board Member	Audit	Compensation	Nominating and Governance	Health, Safety, Environmental and Corporate Responsibility
John D. Gass		C		✓
Catherine A. Kehr	✓		C
Greg D. Kerley			✓	✓
Gary P. Luquette †				C
Jon A. Marshall †	✓	✓
Patrick M. Prevost †	✓		✓
Terry W. Rathert	C	✓
William J. Way

C	Committee Chair. Mr. Gass served as Chair of the Health, Safety, Environmental and Corporate Responsibility Committee until August 2017, when Mr. Luquette assumed that role.
†

Mr. Marshall joined these committees when elected a director in May 2017. Messrs. Luquette and Prevost joined these committees in June 2017 after they became directors. Mr. Prevost also was appointed to the Nominating and Governance Committee in February 2018.

All of our standing committees are governed by Board-approved charters. The committees evaluate their performance and review their charters annually. The charter for each standing committee is available on our website at www.swn.com under “Corporate Governance.”

SOUTHWESTERN ENERGY	24

Corporate Governance

Succession Planning

The Board regularly reviews short- and long-term succession plans for the CEO and other senior leadership positions. In assessing future possible CEOs, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities over the course of time to engage with possible succession candidates. To add to the Company’s senior executive talent, the Board interviewed and approved hiring three new Executive Vice Presidents, one serving as Chief Operating Officer, another as head of Corporate Development and the third (in January 2018) as Chief Financial Officer.

The Board also considers its own composition and succession plans. The Nominating and Governance Committee of our Board has been delegated the responsibility of initially identifying and evaluating candidates for Board membership and for making recommendations to the Board of the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee is responsible for establishing criteria for nominees, screening candidates (in consultation with the CEO), and upon review and feedback from the remaining directors, making a recommendation for final approval of candidates for the full Board. After a concurrent review of all candidates by the Nominating and Governance Committee and the CEO, various directors interview the potential candidates and report their conclusions to the Nominating and Governance Committee, together with a recommendation of final candidates for interview by the members of the Nominating and Governance Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. The decision to name a new director is made by the full Board.

Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The report of the Nominating and Governance Committee on page 9 describes the process and considerations for the three new directors who joined the Board during 2017.

The Board recognizes the importance of soliciting new candidates for Board membership and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms to identify suitable candidates. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Stockholder Nominations

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders.

Proxy Access Nominations

To make a proxy access nomination, an eligible stockholder (as defined in our Amended and Restated Bylaws) generally must deliver a qualifying notice to the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders and otherwise comply with all of the requirements of the Amended and Restated Bylaws. For the 2019 Annual Meeting, we must receive notice of the nomination for inclusion in the Company’s proxy materials no earlier than November 13 and no later than December 13, 2018.

25	WWW.SWNANNUALMEETING.COM

Corporate Governance

Other Nominations

Our Amended and Restated Bylaws also allow any stockholder to nominate a candidate for election to the Board without the nomination included in the Company’s proxy materials by delivering written notice by mail to the Secretary at the principal executive offices of the Company generally not later than the close of business on the 90th day, nor earlier than the close of business on the 120 day, prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Amended and Restated Bylaws. For the 2019 Annual Meeting, assuming that the Annual Meeting is held within 25 days of May 22, 2019, we must receive notice of intention to nominate a director no earlier than January 22 and no later than February 21, 2019. If the meeting is not held within 25 days before or after the first anniversary of the preceding year’s annual meeting, we must receive notice of your intention to nominate a director (or to introduce an item of business) no later than the close of business on the tenth day following the day on which we send notice of the annual meeting or otherwise publicly disclose such date, whichever is sooner.

During the past year, no stockholder nominated a candidate for the Company’s Board pursuant to the procedures discussed above or otherwise formally suggested a candidate to the Nominating and Governance Committee.

The chairman of the meeting may disregard any nomination of a candidate for director if it is not made in compliance with the procedures in our Amended and Restated Bylaws or other requirements under the Exchange Act. For more information on stockholder participation in the selection of director nominees, please refer to Section 2.4 in our Amended and Restated Bylaws, which can be found on our website at www.swn.com under “Corporate Governance.”

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Succession Planning.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Election of Directors–Selection Criteria for Nominees for Directors.”

Certain Transactions with Directors and Officers

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, executive leadership recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, executive leadership updates the Audit Committee as to any material change to those proposed transactions. In the event executive leadership recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by executive leadership subject to ratification by the Audit Committee; and if the transaction is not so ratified, the transaction must be cancelled.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

●

Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the

SOUTHWESTERN ENERGY	26

Corporate Governance

Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;
●	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;
●	Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;
●	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;
●	Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);
●	Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;
●	Transactions available to all employees generally; or
●	Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Certain Transactions
The Company employs our director Greg Kerley’s son-in-law, James Durant, as a Senior Production Engineer. He received total compensation of less than $250,000 in fiscal year 2017. Mr. Durant was a full-time employee of the Company before his marriage to Mr. Kerley’s daughter.

Compensation Risk Assessment

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, consistent with our corporate philosophy, and that they do not encourage unnecessary or excessive risk taking. In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, the Compensation Committee evaluates the design of all our compensation policies and practices, including our incentive plans, to assess whether they create appropriate incentives for employees to perform and to remain at the Company and to take appropriate risks and to discourage taking inappropriate risks. Compensation for our employees generally is structured similarly to our executive compensation program: a base salary, performance-based annual bonus, and, for certain senior employees, equity incentive compensation in the form of stock options, restricted stock, restricted stock units payable in cash or common stock, and/or performance units payable in common stock or cash. The less senior the employee, the more that pay is weighted toward annual compensation, with non-salaried, hourly employees receiving solely wages and a comparatively smaller bonus. Performance-based annual bonus and long-term incentives have features paralleling those for our named executive officers and thus are designed to encourage intelligent risk-taking and risk mitigation. Business unit performance comprises a significant portion of the individual performance component. The formulaic component of the annual bonus is tied not only to operating metrics but also to health, safety and environmental factors. Our Compensation Committee oversees all long-term incentive awards and reviews them to assure they do not promote excess risk-taking. We believe our balanced use of short- and long-term incentives, mix of cash and equity incentives, metric diversification and alignment to our business strategy, capped payouts, and stock ownership guidelines promote responsible decision making, attract and retain good performers, and do not encourage unreasonable risk-taking related to the Company’s business.

As a producer of natural gas, oil and related hydrocarbons, we acknowledge that there is a certain level of risk involved in all aspects of our activities, but our compensation is structured to encourage levels of risk taken by our employees that are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe,

27	WWW.SWNANNUALMEETING.COM

Corporate Governance

resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate. Based on the Compensation Committee’s review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Corporate Responsibility

Southwestern Energy Company is committed to providing the energy that powers our world, today and into the future. Creating Value+ is SWN’s core goal, with a clear focus on continuous improvement, innovation, integrity and responsibility. We seek to create value for our shareholders while providing a safe and healthy workplace for our people, acting as good environmental stewards and being respected members of the communities in which we operate. Discussed on page 2 are certain highlights of our commitments relating to clean air and water. Our 2016-2017 corporate responsibility report provides additional insight into our operations, goals, strategy and performance. It can be located by visiting www.swncr.com or “Our Commitments” and the link to “Corporate Responsibility” on our website at www.swn.com.

SOUTHWESTERN ENERGY	28

Director Compensation

Directors who are not also Southwestern Energy employees were compensated during 2017 for their service as a director. For 2017, each non-employee director received the following compensation:

●	annual cash retainer of $75,000
●	annual long-term incentive compensation with a value of $200,000
●	annual common stock award for Chairman of the Board in the amount of $120,000
●	$20,000 for chairing the Audit Committee; $18,000 for chairing the ad hoc Technical Committee; $15,000 for chairing the Compensation Committee; and $10,000 for chairing the Health, Safety, Environment and Corporate Responsibility Committee, and the Nominating and Governance Committee

We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in our gift matching program. The maximum gift total for a director participant in the gift matching program is $15,000 in any calendar year. In addition, our directors have been eligible to participate in our group health plans on the same basis as our employees, but will cease to participate by the end of the second quarter in 2018.

The total annual compensation (i.e., total cash compensation plus long-term incentive compensation) paid to each outside director is determined based on a peer review performed by Meridian to evaluate the competitiveness and reasonableness of our director compensation. The total compensation paid to each outside director in 2017 was at the median of our peer group as determined by Meridian.

The directors’ long-term incentive compensation took the form of restricted stock that vests in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, except that if a director age 65 or older with at least three years of service retires from the Board before that anniversary, the shares will vest on retirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director or if the Board otherwise decides, and a prorated portion will vest if the director leaves the Board prior to the vesting date for any other reason. The Chairman of the Board’s common stock awards are not subject to vesting conditions, and were made quarterly in arrears on January 1, April 1, July 1, and October 1, 2017.

Beginning in 2017, director long-term incentive awards are granted once a year on the date of the annual meeting. Prior to that time, awards were granted in quarterly installments in arrears. Therefore, the table below reflects awards for both the period from January 1 through May 23, 2017 (the date of last year’s annual meeting) and for the period from May 23, 2017 through May 22, 2018 (the date of this year’s annual meeting).

29	WWW.SWNANNUALMEETING.COM

Director Compensation

Total Director Compensation for Year Ended December 31, 2017

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	All Other Compensation ($) (5)	Total ($)
John D. Gass	97,500	278,888	26,407	402,795
Catherine A. Kehr	84,996	399,227	15,566	499,789
Greg D. Kerley	75,000	278,888	30,566	384,454
Gary P. Luquette	44,521	190,686	–	235,207
Jon A. Marshall	62,946	247,221	–	310,167
Elliott Pew +	93,000	278,888	26,407	398,295
Patrick M. Prevost	42,021	190,686	–	232,707
Terry W. Rathert	95,004	278,888	15,000	388,892
Alan H. Stevens +	75,000	278,888	13,907	367,795
Kenneth R. Mourton +	31,250	78,890	2,111	112,251

+	Mr. Mourton retired from the Board at the conclusion of the 2017 Annual Meeting. Mr. Mourton did not attend one meeting of the Board and of one committee on which he served due to illness and thus attended less than 75% of the 2017 meetings of the Board and of committees on which he served while he was a director. Messrs. Pew and Stevens are retiring from the Board at the conclusion of the 2018 Annual meeting.
(1)	Included in this column are an annual retainer fee, chairman fee and committee chairman fees, as applicable. Additional details regarding these payments can be found in the narrative above.
(2)	Ms. Kehr receives her compensation for serving as the Chairman of the Board in the form of fully-vested shares of our common stock. The dollar amounts stated for the restricted stock awards reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The grant date fair value for the common stock issued to Ms. Kehr on January 1, 2017, April 1, 2017, July 1, 2017, and October 1, 2017 was determined using the closing price of the Company’s common stock on the NYSE of $10.82, $8.17, $6.08 and $6.11, respectively.
(3)	Restricted stock awards for directors elected to the Board at the 2017 Annual Meeting were granted on April 1, 2017 and May 23, 2017. Restricted Stock awards for Mr. Luquette and Mr. Prevost were granted when they joined the Board on June 9, 2017, prorated to exclude the period from the 2017 Annual Meeting to the date of their election. The April 1, 2017 restricted stock award in the amount of $50,000 was for services as a director from January 1, 2017, through March 31, 2017. In May 2017, the Board changed the payment timing of director long-term incentive compensation so that awards are granted once a year on the date of the annual meeting; therefore, on May 23, 2017, each director received an annual restricted stock award in the amount of $200,000, plus an additional restricted stock award in the amount of $28,888 to cover the period from April 1, 2017 to May 23, 2017, for a total award amount of $228,888.
(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2017 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
John D. Gass	27,630	6,057	46,013
Catherine A. Kehr	33,880	6,057	46,013
Greg D. Kerley	56,900	6,057	46,013
Gary P. Luquette	–	–	31,260
Jon A. Marshall	–	–	34,989
Elliott Pew	30,630	6,057	46,013
Patrick M. Prevost	–	–	31,260
Terry W. Rathert	18,078	6,057	46,013
Alan H. Stevens	32,080	6,057	46,013
Kenneth R. Mourton	38,137	–	–

(5)	The amounts indicated in this column include the portion of the cost of health insurance provided by the Company for Messrs. Gass, Kerley, Pew, Stevens and Mourton, and Ms. Kehr, and amounts paid under the Company’s charitable gift matching program. The charitable gift matches for Messrs. Gass, Kerley, Pew, Rathert and Stevens total $15,000, $15,000, $15,000, $15,000 and $2,500 respectively. The charitable gift matches for all other participants in 2017 total $409,060. Directors will cease to participate in the Company’s health insurance program by the end of the second quarter in 2018.

SOUTHWESTERN ENERGY	30

Stock Ownership Information

Share Ownership of Officers, Directors and Nominees

The following table sets forth information as of March 23, 2018, with respect to the beneficial ownership of the Company’s common stock by each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers, or NEOs, by each director and nominee, and by all executive officers, directors and nominees as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class
Named Executive Officers:
William J. Way	322,866	–	206,248	739,657	1,268,771		*
Jennifer E. Stewart	16,790	45	11,791	31,840	60,466		*
John C. Ale	56,928	–	54,927	183,266	295,121		*
J. David Cecil	–	–	128,205	–	128,205		*
John E. Bergeron, Jr.	57,758	–	31,618	107,262	196,638		*
Mark K. Boling (1)	457,172	–	–	291,061	748,233		*
R. Craig Owen (2)	52,038	–	–	–	52,038		*
Directors and Nominees:
John D. Gass	19,879	–	46,013	27,630	93,522		*
Catherine A. Kehr	84,742	–	46,013	33,880	164,635		*
Greg D. Kerley	399,517	–	46,013	56,900	502,430		*
Gary P. Luquette	–	–	31,260	–	31,260		*
Jon A. Marshall	–	–	34,989	–	34,989		*
Elliott Pew	20,503	–	46,013	30,630	97,146		*
Patrick M. Prevost	–	–	31,260	–	31,260		*
Terry W. Rathert	34,682	–	46,013	18,078	98,773		*
Alan H. Stevens	21,414	–	46,013	32,080	99,507		*
All directors, nominees and executive officers as a group (18 persons)	1,599,938	1,693	876,255	1,678,313	4,156,199	0.70%

*	Less than one percent of class.
(1)

Mr. Boling separated from the Company on August 3, 2017. The information in this table is based on information available as of the last date of employment. We are unaware of any transactions in Company securities since the date of separation.

(2)

Mr. Owen resigned from the Company on June 23, 2017. The information in this table is based on information available as of the last date of employment. We are unaware of any transactions involving Company securities since the date of separation.

31	WWW.SWNANNUALMEETING.COM

Stock Ownership Information

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2017, concerning outstanding awards under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Shares Remaining Available for Future Issuance (2)
Equity compensation plans approved by stockholders (3)	7,998,730	$19.43	22,454,924

(1)

Includes 6,020,049 stock options and 1,978,681 performance units at target outstanding as of December 31, 2017. Performance Units granted prior to 2017 will be settled in shares. Performance Units granted in 2017 may be settled in cash if the Company does not have a sufficient number of shares available to be delivered under the 2013 Plan.

(2)	The number of shares remaining available for future issuance as of December 31, 2017 were determined by giving effect to the fungible share ratio.
(3)

Consists of the Southwestern Energy Company 2004 Incentive Plan and the amended Southwestern Energy Company 2013 Incentive Plan. Shares remaining available for issuance may be issued only under the amended Southwestern Energy Company 2013 Incentive Plan, which permits grants of awards in the form of stock options, shares of restricted stock, performance units and restricted stock units, as well as other forms of incentive awards.

Security Ownership of Principal Stockholders

The following persons were known by the Company to own beneficially more than 5% of the Company’s common stock as of December 31, 2017. Reported Percent of Class based on outstanding shares the Company’s Common stock as of March 23, 2018.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	53,270,055	(1)	10.4%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	42,738,758	(2)	8.3%
Common Stock	Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	43,662,745	(3)	8.3%
Common Stock	FMR LLC 245 Summer Street Boston, MA 02210	31,142,305	(4)	6.0%

(1)

Based on the 13G/A filed on February 8, 2018, with the SEC with respect to Company securities held as of December 31, 2017, BlackRock, Inc. had sole power to vote or to direct the vote of 51,397,879 shares, sole power to dispose or to direct the disposition of 53,268,855 shares, and shared power to dispose or to direct the disposition of 1,200 shares.

(2)

Based on the 13G/A filed on February 12, 2018, with the SEC with respect to Company securities held as of December 31, 2017, The Vanguard Group had sole power to vote or to direct the vote of 278,896 shares, shared power to vote or to direct to vote 51,300 shares, sole power to dispose or to direct the disposition of 42,453,858 shares, and shared power to dispose or to direct the disposition of 284,900 shares.

(3)

Based on the 13G/A filed on February 14, 2018, with the SEC with respect to Company securities held as of December 31, 2017, Capital Research Global Investors had sole voting power and sole dispositive power with respect to these shares.

(4)

Based on the 13G/A filed on February 13, 2018, with the SEC with respect to Company securities held as of December 31, 2017, FMR LLC had sole power to vote or to direct the vote of 5,632,045 shares, sole power to dispose or to direct the disposition of 31,142,305 shares.

SOUTHWESTERN ENERGY	32

Stock Ownership Information

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for directors and executive officers. Each director must own common stock with a market value equal to five times the annual cash retainer that was in effect on December 6, 2013 (the date the stock ownership guidelines were last amended) or the date the director joined the Board, whichever date is later. This ownership threshold must be met within five years of December 6, 2013 or five years of the date the director joined the Board, whichever date is later. Until such time as the director reaches his or her share ownership requirement, the director will be required to hold 50% of the shares of common stock received in the form of restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option). Once achieved, the required ownership threshold must be maintained as long as the director retains his or her seat on the Board.

Stock that counts toward satisfaction of these guidelines includes stock purchased on the open market, stock obtained through stock option exercises, restricted stock, and stock beneficially owned in a trust, by a spouse and/or minor children. In instances where these stock ownership guidelines would place a severe hardship on a director, the Board will make the final decision as to developing an alternative stock ownership guideline for a director that reflects the intention of these guidelines and his or her personal circumstances. As of December 31, 2017, directors in office for more than twelve months held stock in excess of the levels required in the guidelines.

Guidelines for the ownership requirements for executive officers are discussed on page 47 in the Compensation Discussion and Analysis section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

33	WWW.SWNANNUALMEETING.COM

Proposal No. 2 Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding and advisory basis, the compensation paid to our named executive officers (“NEOs”) as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section of this proxy statement.

The Company believes that its executive compensation program, which emphasizes equity-based awards and performance-based cash incentives, is strongly aligned with the interests of its stockholders.

The CD&A, beginning on page 35 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2017 in more detail. Highlights of the program include the following:

●

Salary constitutes no more than 22% of the average target compensation package of our NEOs, with the remainder generally being equity-based or otherwise contingent upon Company and individual performance.

●	Our compensation programs include features that we believe mitigate risk without diminishing incentives, including:
○	maximum payout that limits annual incentive bonuses or performance units;
○	mix of cash, equity and performance-based incentives, balanced between annual and longer-term incentive opportunities; and
○	a significant stock ownership requirement.
●	Annual incentive targets are designed to assure the Company is on a path toward long-term return for shareholders.
●

Long-term incentive compensation is designed to align executive leadership’s interests with those of our stockholders, to provide an incentive for achieving our long-term performance objectives, and constitutes the major component of at-risk compensation.

●	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team.
●	None of the NEOs have an employment agreement or a severance arrangement other than in the context of a change in control.
●	Our compensation programs:
○	do not permit re-pricing of stock options without shareholder approval;
○	do not permit pledging or hedging of Company securities; and
○	require recoupment of incentives in certain circumstances to encourage responsible and sustainable decision-making.

Our executive compensation program, including the changes we have made for 2018, results in part from ongoing dialogue between representatives of our shareholders and the Company. We are asking shareholders to approve, on an advisory basis, the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution, which will be submitted for approval by shareholders at the 2018 Annual Meeting:

“RESOLVED, that the stockholders of Southwestern Energy Company approve, on an advisory basis, the compensation of Southwestern’s executive officers named in the Summary Compensation Table as disclosed, pursuant to the SEC’s compensation disclosure rules, in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure in the proxy statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Unless the Board modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2019 Annual Meeting.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” approval of the compensation of the Company’s NEOs.

SOUTHWESTERN ENERGY	34

Compensation Discussion and Analysis

Executive Summary

Our key goals in designing executive compensation programs are and have been to promote long-term shareholder value through these elements:

●	Pay for performance, with accountability for results
●	Align our executives’ interests with those of our shareholders
●	Attract and retain quality leadership

How these elements work together depends in part on the Company’s current position and its strategy. Our strategies changed in 2016, given the dramatic drop in natural gas prices over the preceding year or so. As part of our ongoing efforts to maximize shareholder value, in 2016 we began developing strategic initiatives that fall into three core phases:

1	Stabilize	Focus on financial discipline, including strengthening the balance sheet, reducing debt and improving liquidity, and creating flexibility in our liability management program

2	Optimize and Increase Value	Expand margins and improve capital efficiency; improve operational efficiencies; and enhance commodity risk program

3	Reposition

Pursue strategic alternatives for the Company’s assets in the Fayetteville Shale; identify and implement structural, process and organizational cost-reducing changes; and enhance the value of the Company’s Appalachia assets

Phase 1 of this strategy was substantially completed in 2016. Phase 2 began at that time and is ongoing. Phase 3, announced in February 2018, is currently being implemented.

Our compensation program is designed to align with our strategy and, like our strategy, is based on a long-term view. Annual incentives and targets relate principally to shorter-term goals and actions established to propel us in the longer run to enhanced shareholder value. Long-term incentives (LTI) focus on long-term value growth. In each case, as shown below, what executives actually realize parallels closely the interests of our shareholders.

We believe our compensation programs, which were approved by nearly 94% of Say-on-Pay votes cast at the 2017 annual meeting, have performed as designed because they:

●	Tied compensation to key parts of our strategy
●	Properly aligned our executives’ interests with those of our shareholders
●	Attracted talented new leaders to the Company

Aligned Interests

Our incentive programs have two parts: (i) an annual bonus plus (ii) long-term awards. The annual bonus is designed to promote the current year’s goals on the path to achieving long-term value growth, while long-term incentives are designed to reward actually achieving that value growth over time.

35	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

2017 Annual Bonus

In early 2017, we set annual cash bonus targets for each NEO that would pay out based 70% on achievement of formulaic Company-wide metrics and 30% based on individual performance. The formulaic portion of our 2017 annual incentives paid out at 96% of target levels, reflecting a mix of exceeding and falling short of targets:

●	Exceeding our target for discretionary cash flow
●	Exceeding our target for operating expenses
●	Production and healthy, safety and environmental rates fell between minimum and target award levels

The individual component of each NEO’s annual incentive also paid out at on average below target, other than two individuals who left the Company (and thus were not entitled to a bonus) and one NEO who joined the Company late in the year and received a previously agreed amount.

Long-term Incentives

Our stock price has performed poorly over the past three years, and likewise the payouts already made have been low. The current value of LTI awards not yet payable also are low. For example, in recent years 25% of the value of LTI awards was granted in the form of stock options. None of those stock options are “in the money.” Similarly, the LTI awards granted in December 2014 decreased in value from the grant date to December 31, 2017, on average, by more than 90%, a larger decrease than in our stock price. The following table compares the grant-date values to the actual values as of the end of 2017 of LTI for our NEOs who were officers throughout this period.

LTI ALIGNMENT WITH COMPANY PERFORMANCE

STOCK PRICE	82% LESS
William J. Way	91% LESS
John C. Ale	91% LESS
John E. Bergeron, Jr.	91% LESS
Jennifer E. Stewart	91% LESS

Attracting New Talent

Our compensation program has helped us attract key talent in areas that directly impact our strategy, including:

●	Clayton A. Carrell, Executive Vice President and Chief Operating Officer as of December 2017
●	Julian M. Bott, Executive Vice President and Chief Financial Officer as of March 2018
●	J. David Cecil, Executive Vice President, Corporate Development as of August 2017

SOUTHWESTERN ENERGY	36

Compensation Discussion and Analysis

Shareholder Feedback

We appreciate and continually assess feedback we receive about compensation throughout the year when we have discussions with many of our shareholders. Over the years, we have incorporated several suggestions following conversations about our plans and designs. For example, in 2017 we reduced target annual bonus levels while increasing long-term incentives, to encourage long-term focus. For 2018 LTI awards, we have included a performance metric (cash flow per debt-adjusted share) in addition to elements measured by total shareholder return.

2017 Named Executive Officers

Executive	Title in 2017
William J. Way	President and Chief Executive Officer
J. David Cecil	Executive Vice President, Corporate Development
John C. Ale	Senior Vice President, General Counsel and Secretary
John E. Bergeron, Jr.	Senior Vice President, Operation Services
Jennifer E. Stewart †	Senior Vice President and Chief Financial Officer (Interim)
Mark K. Boling †	Former Executive Vice President and President, V+ Development Solutions
R. Craig Owen †	Former Senior Vice President and Chief Financial Officer

†

Ms. Stewart, Senior Vice President of Tax and Treasury, was named interim CFO on June 26, 2017, and became Senior Vice President, Government and Regulatory Affairs on March 5, 2018. Mr. Boling left the Company on August 3, 2017 after the Company announced it was combining its activities of fostering innovative solutions for responsible development of natural resources with its broader technological innovation programs. Mr. Owen resigned as Senior Vice President and Chief Financial Officer on June 24, 2017 to pursue other interests.

COMPONENTS AND ALLOCATION OF AVERAGE NEO 2017 TARGET COMPENSATION

37	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

What We Do
Alignment with Shareholders. Long-term incentive awards vest over periods of several years to reward sustained Company performance over time.

Share Ownership Guidelines. Our NEOs must hold equity of a value equivalent to multiples of their base salaries (two times for senior vice presidents, three times for executive vice presidents and six times for our CEO).

Clawbacks. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recover incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

Double-Trigger Severance. Cash severance in connection with a change in control is paid only if an actual or constructive termination of employment also occurs.
Annual Risk Assessments. The Compensation Committee analyzes risk in setting executive compensation each year.
Peer Group Comparison. With the help of independent compensation consultants, we annually analyze executive compensation relative to peer companies and published survey data for peer companies.

At-will employment: Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team. None of the NEOs has a severance arrangement other than in the context of a change in control.

Decisions by Independent Compensation Committee. Executive compensation is determined by committee of the Board comprised solely of independent directors and approved by the full Board (only independent directors in the case of CEO compensation).

Independent Compensation Consultant. The Compensation Committee retains its own independent consultant to advise on compensation matters.

What We Do Not Do
No Tax Gross-Ups. We eliminated the excise tax gross-up feature in all severance agreements entered into with NEOs first employed after 2009.
No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually, and decisions are based on market data provided by our independent compensation consultants.
No Hedging and Pledging of Company Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors.
No Repricing of Stock Options. We do not permit the repricing of stock options without shareholder approval.

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee consists entirely of independent directors and is responsible for SWN’s compensation and incentive plans and programs, acting as the administrator for SWN’s equity compensation plans, and reviewing and recommending to the Board all compensation for SWN’s executive officers. The Board, taking into account the recommendation of the Compensation Committee, sets the compensation of all senior executives, with only independent directors acting in the case of the CEO’s compensation.

Each year, the Compensation Committee conducts an evaluation of SWN’s compensation program to determine if any changes would be appropriate. In making these determinations, the Compensation Committee consults with its independent compensation consultant and executive leadership, as discussed below. However, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

SOUTHWESTERN ENERGY	38

Compensation Discussion and Analysis

Role of the CEO
At the Compensation Committee’s request, the CEO provides an assessment of the individual performance and appropriate compensation of the other executive officers based on each executive officer’s performance and contributions. The CEO does not provide recommendations or participate in the Committee’s deliberations on his own compensation.

Role of the Compensation Consultant
Since 2013, the Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm. Meridian is known for its expertise in the E&P industry, specializing in board-level executive pay consulting services. Meridian reports directly to the Compensation Committee, participates in Committee meetings, reviews Compensation Committee materials, and provides advice to the Compensation Committee upon request. Additionally, Meridian updates the Compensation Committee on trends and issues in executive pay, comments on the competitiveness and reasonableness of SWN’s programs, and assists in the development and review of SWN’s annual bonus and LTI programs, including commenting on performance measures and related goals.

Role of Peer Companies
The Compensation Committee reviews peer group composition each year. With the assistance of Meridian, the Compensation Committee identified a group of companies to reference as our peer group for compensation purposes. Although market data from our peer group provides an important tool for analysis and decision making, this information is not a substitute for the Compensation Committee’s exercising sound business judgment considering other factors, such as an individual’s personal contributions to SWN and previous experience, leadership qualities and skill sets. The Compensation Committee annually reviews the competitiveness of our executive officers’ compensation and assesses the overall competitiveness of our compensation programs relative to the peer group, which is made up of companies in the E&P industry with comparable types of operations, enterprise value, market capitalization, assets and revenues. In 2017, we generally sought to provide total direct compensation for our NEOs within a competitive range of our compensation peers. These companies are listed in the table below. Individual compensation packages may vary based on individual experience, retention, performance in the role and market conditions.

2017 Compensation Peer Companies
●Antero Resources Corporation ●Cabot Oil & Gas ●Chesapeake Energy Corporation ●Cimarex Energy Co. ●Concho Resources Corporation	●Continental Resources Inc. ●Devon Energy Corporation ●EOG Resources, Inc. ●EQT Corporation ●Newfield Exploration Company	●Noble Energy, Inc. ●Pioneer Natural Resources Company ●Range Resources Corporation ●SM Energy Corporation

39	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

New Senior Executives
The Company added three senior executives in late 2017 and early 2018. In each case the Compensation Committee recommended the executive’s initial compensation levels, and the Board approved them at the time of the appointment.

In August 2017, J. David Cecil joined Southwestern Energy Company as Executive Vice President of Corporate Development. Mr. Cecil is responsible for guiding SWN’s strategic direction and identifying and capitalizing on growth opportunities, including corporate and business development prospects. In December 2017, Clayton A. Carrell joined the Company as Executive Vice President and Chief Operating Officer, and Julian M. Bott became Executive Vice President and Chief Financial Officer in March 2018.

2017 Named Executive Officer Compensation

Our executive compensation program consists of three main components: base salary, annual cash incentive or bonus, and long-term incentives. The annual and long-term incentive programs are established under the Company’s 2013 Incentive Plan. The Compensation Committee also has adopted guidelines for the structure and administration of these programs.

Base Salary
Salaries of the CEO and the other NEOs are reviewed annually, along with those of all other senior officers. The Compensation Committee also may adjust salaries at the time of a promotion, other changes in responsibilities, or a significant change in market conditions. Differences in salary for each NEO reflect differences in individual responsibility, experience, and competitive pay levels for similar positions in our peer group.

In 2017, Mr. Way and Ms. Stewart received increases in base salary based on individual performance and in connection with transitions to new roles, and Mr. Ale and Mr. Bergeron received an increase based on individual contribution. Mr. Cecil joined the Company in August 2017. The following table shows the base salary and the change in salary from 2016 to 2017 for each NEO serving as of December 31, 2017.

Name	2017 Base Salary	Percentage Change from 2016 Base Salary
William J. Way	$880,000	10.0%
J. David Cecil	$515,000	N/A
John C. Ale	$456,100	2.5%
John E. Bergeron, Jr.	$410,000	2.5%
Jennifer E. Stewart	$318,370	2.7%

Annual Cash Incentive
The Compensation Committee approves, on an annual basis, a performance-based cash incentive opportunity for our executive officers based on the achievement of annual goals. The Compensation Committee established target bonus levels for NEOs and other senior executives, with 70% being formulaic, based on objective performance measures, and 30% based on performance against individual goals as assessed by the Compensation Committee. Consistent with Company strategy, these goals for 2017 emphasized financial, operating, safety and environmental performance. Target levels for 2017 were established at lower percentages of base salary than in prior years, as the Compensation Committee decided to shift overall compensation more toward long-term incentives.

SOUTHWESTERN ENERGY	40

Compensation Discussion and Analysis

Our 2017 annual incentive program was designed to satisfy the performance-based requirements of Section 162(m) of the Internal Revenue Code (the “Code”). Specifically, in February 2017 the Compensation Committee established a bonus pool for our NEOs and certain other senior executives at 200% of their target bonuses that would be available only if the Company achieved a specified level of cash flow from operations.

The Company achieved the cash flow funding threshold that the Compensation Committee established in February 2017. The Compensation Committee then determined the actual bonus amounts based on achievement of the Company’s annual performance goals and individual performance.

Company Performance
For 2017, the performance thresholds and results are described below:

2017 PERFORMANCE THRESHOLDS AND RESULTS

Weighting Factors	2017 Performance Thresholds	Performance Multiplier	Total Result
		123.5%	37%
		100%	30%
		76.3%	23%
		58.9%	5.9%
			96% Payout

In accordance with the Company’s strong culture of safety and environmental stewardship, we set aggressive targets for each of the HSE metrics. Although we did not meet our target for each metric, our HSE performance generally exceeded our historical performance and that of our peers. Discretionary cash flow is net cash provided by operating activities as taken from the Company’s Consolidated Statement of Cash Flows less the effect of the sum of changes in operating assets and liabilities included in the Operating Activities Section of the Consolidated State of Cash Flows.

41	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

Individual Compensation Considerations
For each NEO, the Compensation Committee also determined the size of the individual component of the annual cash incentive, which together with the objective component, comprise the total individual award levels. The Compensation Committee exercised its discretion to award individual NEOs based, in part, on the relative performance, contribution and potential of each NEO, taking into account the NEO’s level of experience and overall value to the Company. At target, the individual component would constitute 30% of each NEO’s annual cash incentive. However, for 2017, each NEO received below target.

William J. Way – Chief Executive Officer
Mr. Way joined the Company in 2011 as Chief Operating Officer responsible for all of the Company’s exploration and production and midstream businesses. From 2014 to 2016 he served as President and Chief Operating Officer before being named to his current role in 2016.

Performance Assessment: In assessing Mr. Way’s performance, the Compensation Committee considered the following:

Fostered and ensured commitment to financial discipline
✓	We met our commitment to invest within net cash flow (supplemented by the remaining $200 million from our 2016 equity offering).
✓	We improved our debt maturity schedule through a $1.1 billion debt issuance, tender offers and open-market purchases, leaving only $92 million in bonds maturing prior to 2022 and no significant other debt maturities expected before December 2020.
✓	We improved our net debt to earnings before interest, tax, depreciation, and amortization (“EBITDA”) to 2.8x from 4.5x in 2016, calculating EBITDA based on the definition in the Company’s credit facility.

Drove intense focus on margin enhancements
✓	We renegotiated a transportation agreement related to Fayetteville that is expected to provide savings of approximately $70 million from 2017 through 2020, including approximately $45 million in savings in 2018 through the reduction of current excess capacity, while guaranteeing future flexible takeaway capacity through 2030 at competitive rates.
✓	We renegotiated a processing agreement related to Southwest Appalachia, expanding its wet gas Marcellus processing capacity optionality up to 660 net MMcf per day and immediately reduced processing rates. This agreement also provides connectivity options to several premium gas outlets and NGL hubs while reducing gathering fees. This new agreement is expected to add approximately $1.4 million in net present value per well for the Company’s lean gas wells, which will result in a reduction in lease operating expenses.
✓	We began development of a water project infrastructure project to transport water for well completions. This project is expected to reduce completion costs by $500,000 per well beginning in late 2018 and reduce the break-even gas price by approximately $0.25 per Mcfe.
✓	We expanded our transportation capacity related to Northeast Appalachia, adding approximately 140 MMcf per day of new firm takeaway capacity to the portfolio in Northeast Appalachia at an average cost of $0.10 per Mcf. (Our average transportation cost in 2017 was ~$0.25/mcf).

Reserves expansion
✓	Our total proved reserves increased to a record 14.8 Tcfe, including 11.1 Tcfe from the Appalachian Basin, up 181% and 393%, respectively, compared to 2016; a significant portion of this resulted from the Company’s delineation and development efforts as well as from increases in prices.
✓	Our reserve life index approximated 16.5 years at year-end 2017, a 175% increase compared to year-end 2016
✓	Our reserves have a pre-tax PV-10 value - $5.8 billion, a 247% YoY increase.

SOUTHWESTERN ENERGY	42

Compensation Discussion and Analysis

Oversaw operational excellence and increasing capital efficiency

✓	We improved by 4% from 2016 to 2017 our total Company Proved Developed (PD) Finding and Development costs.
✓	We increased estimated ultimate recovery (“EUR”) in Northeast Appalachia by over 25% compared to previous operational design due to changes in completion intensity and flowback methods, which resulted in a 75% increase in first year production.
✓	We achieved a 41% improvement in lateral lengths in Southwest Appalachia, increase average lateral lengths to 7,451 feet from 5,275 feet in 2016.
✓	We realized an approximately 30% improvement (compared to previous completion design) in completions testing in Southwest Appalachia due to increased proppant and tighter stage spacing).

Jennifer E. Stewart - Senior Vice President & Interim Chief Financial Officer
Ms. Stewart had been Senior Vice President, Tax and Treasury and filled the duties of the Chief Financial Officer on an interim basis starting in June 2017. She joined the Company in 2010 as Vice President of Tax and was promoted to Senior Vice President in 2015. In March 2018, she became Senior Vice President, Government and Regulatory Affairs.

In assessing Ms. Stewart’s performance, the Compensation Committee considered Ms. Stewart’s leading role in the following:

✓	Assumed the CFO role in June on short notice and showed immediate leadership and impact in achieving the goals of our finance and accounting functions
✓	Successfully executed substantial improvement of our debt maturity schedule through a $1.1 billion debt issuance, tender offers and open-market purchases, leaving only $92 million in bonds maturing prior to 2022 and no significant other debt maturities expected before December 2020
✓	Secured amendments to the Company’s outstanding bond indentures that provide greater flexibility in capital structure

John C. Ale - Senior Vice President, General Counsel and Secretary
Mr. Ale is the Senior Vice President, General Counsel and Secretary of Southwestern Energy. He joined the Company in this role in 2013.

In assessing Mr. Ale’s performance, the Compensation Committee considered Mr. Ale’s roles in the following:

✓	Oversaw the successful trial of a major class action, resulting in a verdict in favor of the Company on all counts
✓	Coordinated the legal work regarding the debt issuance, tender offers and open-market purchases that have improved substantially the Company’s debt maturity profile
✓	Provided counsel on a variety of governance and process matters

J. David Cecil – Executive Vice President, Corporate Development
Mr. Cecil is the Executive Vice President of Corporate Development of Southwestern Energy Company. He is responsible for guiding SWN’s strategic direction and identifying and capitalizing on growth opportunities, including corporate and business development prospects. He joined the Company in August 2017. At the time he joined the Company, the Compensation Committee recommended, and the Board approved, a fixed annual bonus for the portion of 2017 he served in this position. Please see page 53 for a description of Mr. Cecil’s compensation.

43	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

John E. Bergeron, Jr. - Senior Vice President, Operation Services
In 2017, Mr. Bergeron was the Senior Vice President, E&P Operations. He joined the Company in 2007 and has held numerous leadership positions including Vice President Fayetteville Shale Planning and Technology, Vice President Economic Planning and Acquisitions, Senior Vice President Fayetteville Shale Division and Senior Vice President Northeast Appalachia Division. He currently is Senior Vice President, Operation Services.

In assessing Mr. Bergeron’s performance, the Compensation Committee considered Mr. Bergeron’s roles in the following:
✓	Oversaw the Company’s E&P operations, which exceeded targets for discretionary cash flow and operating expenses
✓	Fostered improvement in lateral lengths and completions testing in Southwest Appalachia
✓	Oversaw mitigation of effects of third-party gathering downtime in Northeast Appalachia

2017 Annual Incentive Bonus
The following tables shows the annual incentive bonus, including the respective formulaic and individual components, for each NEO serving as of December 31, 2017:

Name	Base Salary	Target in $	Target (% of Salary)	Formulaic Component	Individual Component	Total
William J. Way	$880,000	$1,100,000	125%	$737,660	$316,800	$1,054,460
John C. Ale	$456,100	$364,880	80%	$244,689	$107,311	$352,000
J. David Cecil (1)	$515,000	$515,000	100%	N/A	N/A	$515,000
John E. Bergeron, Jr.	$410,000	$348,500	85%	$233,704	$74,796	$308,500
Jennifer E. Stewart	$318,370	$273,798	86%	$184,603	$80,897	$265,500

(1)	Under the terms of Mr. Cecil’s offer of employment, he was guaranteed 100% annual bonus level for 2017 in part to compensate him for the compensation forfeited when he left his former employer.

Long-Term Incentives

2017 Grants
In early 2017, each NEO (other than Mr. Cecil) received a long-term incentive award package that consisted of the following:

Options are exercisable through the seventh anniversary of the date of grant. Performance units are settled in shares of Company stock or cash in the event the Company has insufficient shares available under the 2013 Incentive Plan following the performance period January 1, 2017, through December 31, 2019, with the number of shares depending on the Company’s relative total shareholder return, or TSR, during the performance period. TSR is determined using the average closing price for the 20 consecutive trading days immediately prior to the beginning of the performance period and the ending stock price value using the average closing price for the 20 consecutive trading days ending on the last day of the performance period. The award has a target performance level compared to peer companies, with a threshold for any award and a maximum payout of 200%. In the event of a negative TSR, the performance units will not pay out in excess of target, regardless of the percentile ranking. To the extent the 2013 Incentive Plan, as amended, does not have sufficient shares to issue for the awards, they will be paid in an equivalent amount of cash.

SOUTHWESTERN ENERGY	44

Compensation Discussion and Analysis

2017 Performance Peer Companies(1)
●Anadarko Petroleum Corporation ●Apache Corporation ●Cabot Oil & Gas Corporation ●Chesapeake Energy Corporation ●Cimarex Energy Co. ●Concho Resources, Inc. ●Continental Resources, Inc.	●Denbury Resources, Inc. ●Devon Energy Corporation ●EOG Resources, Inc. ●EQT Corporation ●Newfield Exploration Company ●Noble Energy, Inc. ●Pioneer Natural Resources	●QEP Resources, Inc. ●Range Resources Corporation ●SandRidge Energy, Inc. ●SM Energy Co. ●Ultra Petroleum Corp. ●Whiting Petroleum Corporation ●WPX Energy, Inc.

(1)	Performance Peer group is broader than the Compensation Peer group as it includes companies of much larger and smaller sizes.

2015-2017 Performance Unit Award Payment
In December 2014, the Compensation Committee granted executives (with the approval of the Board) performance units for the performance period from January 1, 2015 through December 31, 2017. Each performance unit entitled the recipient to receive zero to two shares of common stock of the Company depending on two factors: Relative TSR (60%) and present value index, or PVI (40%).

Relative Total Shareholder Return
TSR was calculated over the entire three-year performance period, based on the average relative monthly percentile ranking relative to our peer group, and was determined by tracking the change in our stock price on a monthly basis (taking account any dividends paid over the performance period) in comparison with each performance peer. For any payout for this component, TSR must achieve the 30th percentile. Maximum payout occurs when TSR is at or above the 75th percentile. Actual TSR was under the threshold percentile.

Present Value Index
PVI is designed to capture long-term growth prospects and wise investment of capital. It is calculated from the expected present value added for each dollar to be invested for each project. PVI covers all projects in which the Company invested during the three-year performance period.

The value of the payment was determined by the attainment of certain minimum, target, and maximum performance objectives as described in the table below. Minimum level achievement would result in payment of 50% of target, and the maximum level of payout would result in 200% of target. Performance below the threshold level would result in no payment.

Metric	Weighting Factors	Minimum	Target	Maximum	2017 Results	2017 Target Results	Value on Unit Basis
Relative TSR (Percentile)	60%	30th	60th	75th	9th	Below Threshold	0
PVI	40%	1.0	1.3	1.45	1.37	Between Target and Maximum	.58
Result							58% of Target

45	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

Based on the information set out in the table above, in February 2018 the Compensation Committee approved the payout of 58% of target for the 2015–2017 performance units. The number of shares issued to each NEO was calculated by multiplying the number of performance units granted by the final payout percentage of 58%, as set out below:

2015-2017 Performance Unit Payments by Current NEO (1)

Name	Number of Performance Units	2015-2017 Performance Unit Payout (settled in common stock)
William J. Way	51,800	30,045
Jennifer E. Stewart	4,450	2,583
John C. Ale	20,700	12,006
J. David Cecil (1)	–	–
John E. Bergeron, Jr.	12,600	7,308

(1)	Mr. Cecil was not an employee on December 4, 2014. Messrs. Owen and Boling no longer are employees of the Company.

The realized value for these awards, plus other equity-based awards granted at the same time, are about 10% of the target value of those awards. This compares to our stock price, which as of December 31, 2017, was approximately 19% of its price when the awards were granted.

Health, Welfare, Retirement and Other Benefits
We offer competitive health, welfare and retirement programs for our eligible employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a limited charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 per month for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

●	the Southwestern Energy Company 401(k) Savings Plan (“401(k) Plan”)
●	a defined benefit plan (“Pension Plan”)
●	a supplemental retirement plan (“SERP”)
●	a non-qualified deferred compensation plan (“Non-Qualified Retirement Plan”)

401(k)
The 401(k) Plan, which is available to all employees, including our NEOs, allows a participant to elect to contribute a percentage of his or her eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3%, with such matching contributions vesting immediately. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

Perquisites, Allowances and Other Benefits
The type and the value of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2017, the primary perquisites for our NEOs are the payment of a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, the annual premium for an executive medical plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will need to devote to those matters while also maximizing the net value of the compensation we provide.

SOUTHWESTERN ENERGY	46

Compensation Discussion and Analysis

We permit our NEOs and members of executive leadership to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. Also, we may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and unreasonable imposition on personal plans or obligations. The cost to us of this benefit, if used by a NEO, is reflected in “All Other Compensation” in the Summary Compensation Table.

Stock Ownership Guidelines

To support the commitment to significant stock ownership by NEOs, the Company’s common stock ownership guidelines are as follows:

●	CEO – six times base salary
●	EVP – three times base salary
●	SVP – two times base salary

The guidelines must be satisfied within three years after the date of hire, change in job title, or increase in salary, and during such period, an executive officer must hold at least one-half of the shares of the Company’s common stock received through equity-based awards (net of taxes) from the Company until the officer meets his or her ownership requirement.

As of December 31, 2017, Messrs. Way, Ale, and Bergeron held stock in excess of the levels required in the guidelines. Our NEOs have historically maintained share ownership levels well above our guidelines. Under the guidelines, Mr. Cecil and Ms. Stewart have until the year 2020 to achieve their required share levels.

For additional details on the stock owned by our named executive officers, please refer to the Share Ownership of Officers, Directors and Nominees table on page 31.

Anti-Hedging and Anti-Pledging Policies

All directors and employees, including our NEOs, their spouses and members of their households, are prohibited from hedging the economic risk of ownership of our stock. Specifically, the prohibitions relate to short selling and buying or selling puts, calls or options and engaging in transactions involving our securities when in possession of material, non-public information or during certain designated “black-out” periods.

All directors and officers with the title of vice president or above, along with their spouses and members of their households, are prohibited from pledging shares of our common stock. We are aware of no existing pledging arrangements by any of our directors or officers.

Policy for Recovery of Compensation (Clawback Policy)

The Company may require reimbursement from NEOs and senior vice presidents or above for any incentive awards if it is determined that such awards were based on financial results that became subject of a material restatement (other than due to changes in accounting policy) or were payable due to fraud, negligence or intentional misconduct by such officer. In addition, bonuses, incentives or performance-based pay are subject to reimbursement, and the Board may cancel restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards.

47	WWW.SWNANNUALMEETING.COM

Compensation Discussion and Analysis

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended (“Code”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to certain executive officers. For tax years beginning on or prior to December 31, 2017, this limitation did not apply to compensation that met the qualified performance-based compensation requirement (including, among other requirements, that the compensation be paid only if the performance met pre-established objective goals based on performance criteria approved by shareholders). However, the Tax Cuts and Jobs Act, which was enacted in December 2017, amended certain provisions of Section 162(m) of the Code, including eliminating the exemption for qualified performance-based compensation, effective for tax year beginning after December 31, 2017, with an exception for compensation provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date.

Our executive compensation program strongly emphasizes performance-based compensation, thus minimizing the consequences of this limitation for the tax years on or prior to December 31, 2017. However, the Compensation Committee retains full discretion to award compensation packages that will best attract, retain, and reward executive officers.

2018 Executive Compensation Updates

Base Salary
The 2018 base salary and annual incentive targets for all NEOs who are still officers of the Company remain at the 2017 levels, except for a 10% increase for Ms. Stewart, who has assumed the role of Senior Vice President, Government and Regulatory Affairs.

Long-Term Incentive Program

In early 2018, the Compensation Committee recommended, and the Board approved, a change in the structure for long-term incentives granted in 2018. The program is consistent with feedback we have received from shareholders. That new structure is described below:

		Time-based	Retention Fixed number of units that vest over time
	50%	Restricted Stock Units
Long-term Incentive Awards

Performance / Growth
Relative Total Shareholder Return (50%) – conditional number of units based on the Company’s TSR compared to comparable companies
Absolute Total Shareholder Return (25%) – conditional number of units based on the Company’s absolute TSR compared to a pre-set stock price target
Cash Flow Per Debt Adjusted Share (25%) – conditional number of units based on achievement against one of the Company’s strategic imperatives

Performance-based
	50%	Performance Units

SOUTHWESTERN ENERGY	48

Compensation Discussion and Analysis

Restricted Stock Units
Each unit is the equivalent of one share of common stock of the Company. Grants vest 25% on each of the first four anniversaries of the grant date, provided the recipient is still an employee of the Company, with exceptions for death, disability and retirement.

Performance Units
Each performance unit has three components: relative total shareholder return (50%), absolute total shareholder return (25%) and cash flow per debt-adjusted share (25%). For each component, there is a target threshold for achieving any payout and a maximum to receive 200% of target. TSR is calculated as above. Cash flow per debt-adjusted share means, for the performance period, the quotient of (a) the average cash flow from operations adjusted for working capital for 2018-2020 divided by (b) the sum of (i) the average of the diluted weighted average number of shares of common stock of the Company outstanding for the years ended December 31, 2017 (adjusted for the conversion of the Company’s Series B Mandatory Convertible Preferred Stock, which converted to common stock on January 12, 2018) and December 31, 2020 plus (ii) the ratio of the average of the gross debt of the Company (net of cash and cash equivalents) outstanding on December 31, 2017, and December 31, 2020, to the average of the closing prices for the Company’s common stock on the last 20 trading days before those dates. The award vests on the third anniversary of the grant date, provided the recipient is still an employee of the Company, with exceptions for pro rata vesting in the case of death, disability, and retirement. The awards are denominated in common stock of the Company, with payout equivalent from 0 shares (no thresholds met) to 2 shares (all metrics achieve maximum levels), with 1 share if all metrics are at target. Using shares for the payout calculation means the value also rises and falls with stock price, further aligning the award with shareholders.

Payment
When a unit vests as described above, the recipient is entitled to receive one share of common stock of the Company for each Restricted Stock Unit and, depending on performance, 0 to 2 shares of common stock of the Company for each Performance Unit, or cash equal to the market value of that number of shares as of the vesting date, at the discretion of the Compensation Committee. This feature allows the Compensation Committee to consider market price, dilution and the Company’s cash needs at the time.

49	WWW.SWNANNUALMEETING.COM

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, CFO, interim, each of our three other most highly compensated executive officers, and two former executive officers for services rendered in all capacities during the 2017, 2016 and 2015 fiscal years. In 2016, the Compensation Committee determined to change the timing of LTI grants from December to February. Thus, the Company did not grant stock and option awards in 2016 (except for awards granted to Mr. Way in connection with his promotion to President and CEO).

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year (1)	Salary ($)		Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (9)	All Other Compensation ($) (10)	Total ($)
William J. Way President and Chief Executive Officer	2017	876,363		316,800	5,120,626	1,492,629	737,660	66,123	77,275	8,687,476
	2016	796,635		404,967	1,601,176	500,002	1,095,033	57,868	61,386	4,517,067
	2015	675,000		172,724	2,026,852	629,429	632,476	49,126	59,922	4,245,529
Jennifer E. Stewart (2) Interim CFO, Senior Vice President Tax and Treasury	2017	394,760	(5)	80,897	281,930	82,188	184,603	26,549	33,379	1,084,306
John C. Ale Senior Vice President, General Counsel and Secretary	2017	455,595		107,311	1,326,596	386,699	244,689	32,418	48,147	2,601,455
	2016	445,000		182,824	–	–	543,076	29,982	44,794	1,245,676
J. David Cecil (2) Executive Vice President Corporate Development	2017	206,000		515,000	669,230	708,544	–	–	7,890	2,106,664
John E. Bergeron, Jr. (2) Senior Vice President, Operation Services	2017	409,545		74,796	794,022	231,443	233,704	37,365	36,079	1,816,954
	2016	389,269		128,285	–	–	381,215	34,102	35,872	968,743
Mark K. Boling (3) Former Executive Vice President and President V+ Development Solutions	2017	316,600		–	1,231,975	475,696	–	47,482	1,131,281	3,203,034
	2016	520,000		140,010	–	–	659,990	56,308	44,083	1,420,391
	2015	520,000		134,909	1,274,049	395,657	445,767	54,214	46,060	2,870,656
R. Craig Owen (4) Former Senior Vice President and Chief Financial Officer	2017	257,072		–	2,000,717	583,186	–	24,218	32,850	2,898,043
	2016	460,000		214,868	–	–	561,382	37,876	43,979	1,318,105
	2015	460,000		365,264	1,524,032	645,659	389,012	36,686	52,349	3,473,002

(1)

Pursuant to rule S-K 402(c)(2)(v) and (vi), the dollar value of long-term incentive (“LTI”) awards reflected in this table corresponds to awards granted in the reporting year. Prior to 2017, annual LTI awards were granted in December but were part of the total compensation package for the following calendar year. For example, LTI awards granted in December 2015 represented a portion of the NEO’s total compensation for 2016, but, because the awards were granted in 2015, they were reported in the Summary Compensation Table for the year 2015. The Company changed the timing of LTI awards for 2017. Therefore, LTI awards for 2017 were granted in February 2017, meaning that no LTI awards were issued in 2016, other than to Mr. Way upon his promotion to CEO in January 2016.

(2)	Neither Ms. Stewart nor Mr. Cecil was a “named executive officer” of the Company in 2016 and 2015. Mr. Bergeron was not a “named executive officer” in 2015.
(3)

Due to restructuring in 2017, Mr. Boling’s position was eliminated. He separated from the Company on August 3, 2017. The value for Stock Awards and Option Awards as listed in columns (e) and (f) reflect the grant date fair value of the awards on February 21, 2017, plus the adjusted fair value of the awards as a result of the modification on August 3, 2017.

(4)	Mr. Owen resigned from the Company on June 24, 2017.
(5)	Included in Ms. Stewart’s 2017 salary is a stipend in the amount of $78,000 for her services as interim CFO.
(6)

The amounts stated in this column constitute the individual performance portion of the annual incentive cash awards made to each Named Executive Officer under the annual incentive bonus program based on the Compensation Committee’s evaluation of each NEO’s performance. The portion of each bonus based upon formulaic performance criteria is included under the column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — 2017 Named Executive Officer Compensation-Annual Cash Incentive.” See Footnote 7 to the “Grants of Plan Based Awards” table for additional information regarding Mr. Cecil’s awards.

SOUTHWESTERN ENERGY	50

Executive Compensation

(7)

The amounts relate to restricted stock, options and performance units awarded to each Named Executive Officer in 2017 pursuant to the 2013 Incentive Plan. The dollar value stated for the restricted stock and performance units in column (e) and options in column (f) reflects the number of shares/units/options granted in 2017 multiplied by the grant date fair market value, computed in accordance with FASB ASC Topic 718. The assumptions and data utilized in the calculation of these amounts for 2017 awards are set forth below:

Restricted Stock: The grant date fair value for the restricted stock granted on February 21, 2017 and August 3, 2017, represents the closing price of the Company’s stock on the NYSE of $8.59 and $5.22, respectively, per share.

Options: The grant date fair value of each option is estimated using the Black-Scholes option pricing model. The assumptions listed below were used to calculate the total grant date fair value listed in column (f):

Grant Date	Risk Free Rate	Dividend Yield	Expected Life	Volatility	Black-Scholes Value
February 21, 2017	1.93%	–	4.94	50.63%	$3.8970
August 3, 2017	1.79%	–	5.81	49.93%	$2.5114

Performance Units: The performance units include a market condition based on Relative Total Shareholder Return (TSR). The fair value of the Relative TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above and the closing price of the Company’s common stock at the grant date, the grant date fair value per performance unit was determined to be $10.4712. The grant date fair value for the performance units in column (e) reflects the value assuming target level performance (or 100%). The table below provides the estimated value of the 2017 – 2019 performance units at the threshold, target and maximum levels based on the FASB ASC Topic 718 value of $10.4712 per unit:

Name	Value at Threshold (50%) ($)	Value at Target (100%) (Reported in Column (e) Above) ($)	Value at Maximum (200%) ($)
William J. Way	1,815,601	3,631,203	7,262,405
Jennifer E. Stewart	99,948	199,895	399,790
John C. Ale	470,366	940,733	1,881,465
J. David Cecil †	–	–	–
John E. Bergeron, Jr.	281,518	563,036	1,126,073
Mark K. Boling †	351,885	703,769	1,407,539
R. Craig Owen †	709,371	1,418,743	2,837,486

†

Mr. Cecil was not an employee on February 21, 2017, and did not receive a 2017 performance unit award. As a result of Mr. Boling’s job elimination and separation from the Company on August 3, 2017, he received prorated vesting on the performance units granted on February 21, 2017 from the date of grant to the separation date, resulting in the cancellation of 57,144 units ($598,366). Due to Mr. Owen’s resignation from the Company as of June 24, 2017, 100% of his performance unit award granted on February 21, 2017 was forfeited.

Additional information regarding restricted stock, performance units and option awards made for 2017 can be found below in the table entitled “Grants of Plan-Based Awards.”

(8)	The amounts stated in this column represent the portion of the annual incentive bonus based upon performance measures as discussed above.
(9)

The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2016 through December 31, 2017 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Retirement Plan. The Pension Plan, the SERP and the Non-Qualified Retirement Plan are described in more detail below.

(10)

The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Retirement Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, premiums paid for supplemental medical insurance and annual physicals, and in the case of Mr. Boling, severance and vesting of long-term incentive awards under the Separation and Release Agreement and Amendment to Awards Agreement dated August 23, 2017, filed as Exhibits 10.1 and 10.2 respectively, to the Company’s Quarterly Report on 10-Q filed on October 26, 2017. Mr. Boling’s separation agreement contained a typographical error. The value in this column is based on the amount intended and actually tendered to Mr. Boling.

51	WWW.SWNANNUALMEETING.COM

Executive Compensation

All Other Compensation – 2017

Name	401(k) and Nonqualified Retirement Plans Matching Contributions ($)	Life Insurance Premiums ($)	Car Allowance ($)	Financial and Estate Planning Reimbursements ($)	Premiums for Supplemental Medical Insurance and Annual Physical ($)	Severance ($)	Total ($)
William J. Way	39,661	2,970	7,380	15,000	12,264	–	77,275
Jennifer E. Stewart	12,150	1,261	7,380	–	12,588	–	33,379
John C. Ale	20,727	1,808	7,380	10,000	8,232	–	48,147
J. David Cecil	–	680	3,122	–	4,088	–	7,890
John E. Bergeron, Jr.	18,655	1,632	7,380	–	8,412	–	36,079
Mark K. Boling	14,472	1,626	4,542	–	12,264	1,098,377	1,131,281
R. Craig Owen	11,568	960	3,690	10,500	6,132	–	32,850

Grants of Plan-Based Awards

This table reflects our annual cash incentive awards and long-term incentive awards issued in 2017.

(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)
William J. Way	2/21/17	(3)	–	–	–	–	173,390	346,780	693,560	–	–	–	3,631,203
	2/21/17	(4)	–	–	–	–	–	–	–	173,390	–	–	1,489,420
	2/21/17	(5)	–	–	–	–	–	–	–	–	383,020	8.59	1,492,629
	–	(6)	550,000	1,100,000	2,200,000	–	–	–	–	–	–	–	–
Jennifer E. Stewart	2/21/17	(3)	–	–	–	–	9,545	19,090	38,180	–	–	–	199,895
	2/21/17	(4)	–	–	–	–	–	–	–	9,550	–	–	82,035
	2/21/17	(5)	–	–	–	–	–	–	–	–	21,090	8.59	82,188
	–	(6)	136,899	273,798	547,596	–	–	–	–	–	–	–	–
John C. Ale	2/21/17	(3)	–	–	–	–	44,920	89,840	179,680	–	–	–	940,733
	2/21/17	(4)	–	–	–	–	–	–	–	44,920	–	–	385,863
	2/21/17	(5)	–	–	–	–	–	–	–	–	99,230	8.59	386,699
	–	(6)	182,440	364,880	729,760	–	–	–	–	–	–	–	–
J. David Cecil (7)	8/3/17	(4)	–	–	–	–	–	–	–	128,205	–	–	669,230
	8/3/17	(5)	–	–	–	–	–	–	–	–	282,131	5.22	708,544
	–	(6)	–	515,000	–	–	–	–	–	–	–	–	–
John E. Bergeron, Jr.	2/21/17	(3)	–	–	–	–	26,885	53,770	107,540	–	–	–	563,036
	2/21/17	(4)	–	–	–	–	–	–	–	26,890	–	–	230,985
	2/21/17	(5)	–	–	–	–	–	–	–	–	59,390	8.59	231,443
	–	(6)	174,250	348,500	697,000	–	–	–	–	–	–	–	–

SOUTHWESTERN ENERGY	52

Executive Compensation

(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)
Mark K. Boling (8)	2/21/17	(3)	–	–	–	–	33,605	67,210	134,420	–	–	–	703,769
	2/21/17	(4)	–	–	–	–	–	–	–	33,610	–	–	288,710
	2/21/17	(5)	–	–	–	–	–	–	–	–	74,230	8.59	289,274
	2/21/17	(6)	174,250	348,500	697,000	–	–	–	–	–	–	–	–
	8/3/17	(8)	–	–	–	–	5,033	10,066	20,132	–	–	–	105,403
	8/3/17	(8)	–	–	–	–	–	–	–	33,610	–	–	175,444
	8/3/17	(8)	–	–	–	–	–	–	–	–	74,230	8.59	186,421
R. Craig Owen (9)	2/21/17	(3)	–	–	–	–	67,745	135,490	270,980	–	–	–	1,418,743
	2/21/17	(4)	–	–	–	–	–	–	–	67,750	–	–	581,973
	2/21/17	(5)	–	–	–	–	–	–	–	–	149,650	8.59	583,186
	–	(6)	242,500	485,000	970,000	–	–	–	–	–	–	–	–

(1)	All stock options granted in 2017 have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant, as reported on the NYSE.
(2)

The dollar amounts stated for the restricted stock, options, and performance units reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are described under Footnote 7 of the “Summary Compensation Table.”

(3)

The performance units were issued under the 2013 Incentive Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) potential payout amount based on the attainment of certain performance objectives. The performance units awarded in 2017 will vest based on performance and continued service over a three-year period, and payout occurs in stock or cash at the end of the three-year period.

(4)

The amount reflects the number of shares of restricted stock granted under the 2013 Plan. The shares of restricted stock vest over a period of four years from the date of grant, or immediately upon death, disability, normal retirement or a “change in control.”

(5)

The stock options were granted under the 2013 Plan. All options vest and become exercisable over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(6)

Pursuant to the annual incentive bonus program, the Compensation Committee determined the annual target bonus level for each NEO for the 2017 fiscal year on February 21, 2017. The incentive bonus awards are paid annually based on the attainment of formulaic Company-wide performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. Amounts shown in columns (c), (d) and (e) include both the formulaic component and the individual performance component of the NEO’s annual incentive award, with the exception of Mr. Cecil who was guaranteed 100% of his annual bonus level for 2017 pursuant to the terms of his offer of employment. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — 2017 Named Executive Officer Compensation – Annual Cash Incentive.”

(7)

Mr. Cecil joined the Company on August 3, 2017. The guaranteed cash bonuses and the initial grant of long-term incentives were designed primarily to replace compensation forfeited when he left his former employer. Mr. Cecil did not receive a performance unit award in 2017.

(8)

The amount in column l reflects the fair market value on August 3, 2017 of the performance unit, restricted stock and stock option awards granted to Mr. Boling on February 21, 2017. Pursuant to the Separation and Release Agreement and Amendment to Award Agreements, upon Mr. Boling’s separation on August 3, 2017, all unvested shares of restricted stock and options were accelerated and became fully vested as of the separation date.

The vesting of Mr. Boling’s 2014, 2015 and 2017 performance units was accelerated on a prorated basis based on Mr. Boling’s employment with the Company from the date of grant to the separation date, with the vested units remaining outstanding until the end of the original performance period.

(9)	As a result of Mr. Owen’s resignation as of June 24, 2017, all unvested shares of restricted stock, options and performance units were immediately forfeited.

On August 3, 2017, J. David Cecil joined Southwestern Energy Company as Executive Vice President of Corporate Development from his position as head of North American E&P at Lazard. Pursuant to the terms of Mr. Cecil’s letter of employment, his beginning base salary was $515,000, the value of his long-term incentive awards for 2018 would be $2,750,000, and to replace short- and long-term bonus and incentives he was forgoing by leaving his former employer, his employment terms also provided for a guaranteed bonus for 2017 equal to 100% of his base salary, 128,205 shares of restricted stock ratably vesting over a period of four years, 282,131 stock options ratably vesting over a period of three years, a one-time cash sign on bonus of $200,000 payable on the first anniversary with the Company, and an additional $500,000 payable on each of his first and second anniversaries. The Company also entered into change-in-control severance and indemnity agreements with Mr. Cecil and will provide him with the same benefits provided to other senior executives.

53	WWW.SWNANNUALMEETING.COM

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The table reflects stock option, restricted stock and performance unit awards granted to our NEOs under our 2004 and 2013 incentive plans that were outstanding as of December 31, 2017.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
William J. Way	95,983	–		–	33.33	10/3/18	–		–	–		–
	42,290	–		–	36.87	12/8/18	–		–	–		–
	51,550	–		–	34.50	12/6/19	–		–	–		–
	56,700	–		–	38.97	12/5/20	–		–	–		–
	21,495	–		–	46.55	5/6/21	–		–	–		–
	81,500	–		–	30.59	12/4/21	6,475	(3)	36,131	–		–
	158,946	79,474	(4)	–	7.74	12/4/22	40,660	(5)	226,883	81,320	(6)	453,766
	51,760	103,520	(7)	–	8.60	1/26/23	43,605	(8)	243,316	58,140	(9)	324,421
	–	383,020	(10)	–	8.59	2/21/24	173,390	(11)	967,516	173,390	(12)	967,516
Jennifer E. Stewart	3,060	–		–	36.87	12/8/18	–		–	–		–
	3,440	–		–	34.50	12/6/19	–		–	–		–
	3,940	–		–	38.97	12/5/20	–		–	–		–
	6,990	–		–	30.59	12/4/21	373	(3)	2,081	–		–
	–	–		–	–	–	949	(13)	5,295	–		–
	7,380	7,380	(4)	–	7.74	12/4/22	3,780	(8)	21,092	7,555	(9)	42,157
	–	21,090	(10)	–	8.59	2/21/24	9,550	(11)	53,289	9,545	(12)	53,261
John C. Ale	23,780	–		–	38.97	12/5/20			–	–		–
	32,600	–		–	30.59	12/4/21	2,600	(3)	14,508	–		–
	20,153	10,077	(14)	–	26.35	2/26/22	4,744	(13)	26,472	–		–
	63,580	31,790	(4)	–	7.74	12/4/22	16,265	(8)	90,759	32,530	(9)	181,517
	–	99,230	(10)	–	8.59	2/21/24	44,920	(11)	250,654	44,920	(12)	250,654
J. David Cecil	–	282,131	(15)	–	5.22	8/3/24	128,205	(16)	715,384	–		–
John E. Bergeron, Jr.	6,780	–		–	36.87	12/8/18	–		–	–		–
	7,640	–		–	34.50	12/6/19	–		–	–		–
	14,640	–		–	38.97	12/5/20	–		–	–		–
	19,800	–		–	30.59	12/4/21	1,575	(3)	8,789	–		–
	38,606	19,304	(4)	–	7.74	12/4/22	9,875	(8)	55,103	7,555	(9)	42,157
	–	59,390	(10)	–	8.59	2/21/24	26,890	(11)	150,046	9,545	(12)	53,261

SOUTHWESTERN ENERGY	54

Executive Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark K. Boling (17)	19,880	–	–	36.87	12/8/18	–	–	–		–
	35,320	–	–	34.50	12/6/19	–	–	–		–
	38,410	–	–	38.97	12/5/20	–	–	–		–
	21,495	–	–	46.55	5/6/21	–	–	–		–
	51,300	–	–	30.59	12/4/21	–	–	–		–
	14,006	–	–	7.74	12/4/22	–	–	28,382	(9)	158,369
	74,230	–	–	8.59	2/21/24	–	–	5,033	(12)	28,084
R. Craig Owen (18)	–	–	–	–	–	–	–	17,038	(9)	95,072

(1)	The market value of the unvested shares of restricted stock was calculated using the NYSE closing stock price on December 29, 2017 of $5.58 per share.
(2)

The number of performance units granted in 2015, 2016 and 2017 that would have been earned based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2017 (rather than the end of the actual performance period) was below the threshold level of performance. Consequently, amounts shown are based on achievement at threshold performance under the performance unit awards. The market value of such performance units shown in column (i) was calculated using the NYSE closing stock price on December 31, 2017 of $5.58 per share.

(3)

Restricted stock granted on December 4, 2014 under the 2013 Plan vests at the rate of 25% per year, with a remaining vesting date of December 4, 2018, or immediately upon death, disability, normal retirement or a “change in control.”

(4)

Stock options granted December 4, 2015 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of December 4, 2018, or immediately upon death, disability, normal retirement or a “change in control.”

(5)

Restricted stock granted on December 4, 2015 under the 2013 Plan vests and becomes exercisable at the rate of 25% per year, with remaining vesting dates of December 4, 2018 and December 4, 2019 or immediately upon death, disability, normal retirement or a “change in control.”

(6)

Performance units granted on December 4, 2015 under the amended 2013 Plan vest at the rate of 33 1/3% per year, with a remaining vesting date of December 4, 2018, and total payout determined at the end of the three-year performance period.

(7)

Stock options granted January 26, 2016 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting dates of January 26, 2018 and January 26, 2019, or immediately upon death, disability, normal retirement or a “change in control.”

(8)

Restricted stock granted on January 26, 2016 under the 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of January 26, 2018, January 26, 2019 and January 26, 2020, or immediately upon death, disability, normal retirement or a “change in control.”

(9)

Performance units granted on January 26, 2016 under the 2013 Plan vest at the rate of 33 1/3% per year, with remaining vesting dates of January 26, 2018 and January 26, 2019, and total payout determined at the end of the three-year performance period.

(10)

Stock options granted on February 21, 2017 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020, or immediately upon death, disability, normal retirement or a “change in control.”

(11)

Restricted stock granted on February 21, 2017 under the 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of February 21, 2018, February 21, 2019, February 21, 2020, and February 21, 2021, or immediately upon death, disability, normal retirement or a “change in control.”

(12)

Performance units granted on February 21, 2017 under the 2013 Plan vest at the rate of 33 1/3% per year, with a remaining time-vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020, and total payout determined at the end of the three-year performance period.

(13)

Restricted stock granted on February 26, 2015 under the 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of February 26, 2018, and February 26, 2019, or immediately upon death, disability, normal retirement or a “change in control.”

(14)

Stock options granted on February 26, 2015 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting date of February 26, 2018, or immediately upon death, disability, normal retirement or a “change in control.”

(15)

Stock options granted on August 3, 2017 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of August 3, 2018, August 3, 2019, and August 3, 2020, or immediately upon death, disability, normal retirement or a “change in control.”

(16)

Restricted stock granted on August 3, 2017 under the 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of August 3, 2018, August 3, 2019, August 3, 2020, and August 3, 2021, or immediately upon death, disability, normal retirement or a “change in control.”

(17)

Pursuant to the Separation and Release Agreement and Amendment to Award Agreements, upon Mr. Boling’s separation on August 3, 2017, all unvested shares of restricted stock and options were accelerated and became fully vested as of the separation date. The vesting of Mr. Boling’s performance units granted in December 2015 and February 2017 was accelerated on a prorated basis based on Mr. Boling’s employment with the Company from the grant date through the termination date, and the vested units will remain outstanding until the end of the respective three-year performance periods.

(18)	All unvested options and restricted stock awards were forfeited at the time of Mr. Owen’s resignation.

55	WWW.SWNANNUALMEETING.COM

Executive Compensation

Option Exercises and Restricted Stock Vested

The table below contains information for the fiscal year ended December 31, 2017 concerning options exercised and the vesting of previously granted shares of restricted stock for NEOs. The value of the restricted stock upon vesting is based on the closing price of our stock on the date of vesting.

Option Exercises and Stock Vested – 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
William J. Way	–	–	62,366	474,565
Jennifer E. Stewart	–	–	4,079	28,286
John C. Ale	–	–	21,924	153,693
J. David Cecil	–	–	–	–
John E. Bergeron, Jr.	–	–	11,944	83,322
Mark K. Boling (2)	–	–	94,341	529,537
R. Craig Owen	–	–	12,581	106,048

(1)

Reflects the aggregate dollar value realized upon vesting of restricted stock and performance units based upon the closing price of the stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of the stock on the prior business day closing.

(2)

Pursuant to the Separation and Release Agreement and Amendment to Award Agreements, upon Mr. Boling’s separation on August 3, 2017, all unvested shares of restricted stock and options were accelerated and fully vested.

Pension Benefits

All employees, including NEOs, are generally eligible to participate on the same basis in the Pension Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The Code limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2017 plan year, (i) a participant’s compensation in excess of $270,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $215,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan.

The Southwestern Energy Company Supplemental Retirement Plan (the “SERP”) allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed

SOUTHWESTERN ENERGY	56

Executive Compensation

by the Internal Revenue Service. Executives do not earn or accrue above-market or preferential earnings on their SERP accounts. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as discussed below under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change-in-control arrangements between us and the NEOs.

Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. At retirement or termination of employment, the present value accumulated benefit credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments.

Pension Benefits - 2017

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
William J. Way (3)	Southwestern Energy Company Pension Plan	6	108,888	–
	Southwestern Energy Company Non-Qualified Retirement Plans	6	182,923	–
Jennifer E. Stewart	Southwestern Energy Company Pension Plan	8	142,717	–
	Southwestern Energy Company Non-Qualified Retirement Plans	8	9,553	–
John C. Ale	Southwestern Energy Company Pension Plan	4	69,499	–
	Southwestern Energy Company Non-Qualified Retirement Plans	4	47,612	–
J. David Cecil	Southwestern Energy Company Pension Plan	<1	–	–
	Southwestern Energy Company Non-Qualified Retirement Plans	<1	–	–
John E. Bergeron, Jr.	Southwestern Energy Company Pension Plan	10	198,588
	Southwestern Energy Company Non-Qualified Retirement Plans	10	51,984
Mark K. Boling	Southwestern Energy Company Pension Plan	16	355,301	–
	Southwestern Energy Company Non-Qualified Retirement Plans	16	166,944	–
R. Craig Owen (4)	Southwestern Energy Company Pension Plan	9	–	163,926
	Southwestern Energy Company Non-Qualified Retirement Plans	9	69,452	–

(1)

The Southwestern Energy Company Non-Qualified Retirement Plans consists of the Southwestern Energy Company Supplemental Retirement Plan (“SERP”) and the Southwestern Energy Company Nonqualified Retirement Plan.

(2)

The change in the actuarial present value of the NEOs accumulated benefit from the prior year is included in Column “i” of the “Summary Compensation Table” and calculated using a discount rate of 3.75% and the Society of Actuaries RP-2017 Mortality Tables Report for healthy males and females projected generationally using scale MP-2017.

(3)	Mr. Way is eligible for early retirement. Early retirement benefits from the Pension Plan and the Supplemental Retirement Plan payable as a single sum are $108,888, and $182,923, respectively.
(4)

Mr. Owen resigned from the Company effective June 24, 2017. The present value of accumulated benefits is based on the participant’s actual benefit election at retirement and excludes payments previously paid, including a lump sum of $163,926 from the Pension plan paid on October 31, 2017, early retirement benefits from the SERP payable as a single sum of $65,987, and early retirement benefits from the Nonqualified Plan payable as a single sum of $3,465.

57	WWW.SWNANNUALMEETING.COM

Executive Compensation

Non-Qualified Deferred Compensation

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Retirement Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Retirement Plan. Salary amounts that are deferred under the Non-Qualified Retirement Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Retirement Plan to address the loss in pension benefits. The Non-Qualified Retirement Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Retirement Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

The table below sets forth information regarding the contributions, earnings and withdrawals/distributions during 2017 and the balance at year-end 2017 under the Non-Qualified Retirement Plan for each of the NEOs.

Non-Qualified Deferred Compensation – 2017

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
William J. Way	42,098	25,963	44,934	–	374,235
Jennifer E. Stewart	67,000	–	(13,420)	–	125,948
John C. Ale	13,139	7,784	18,303	–	103,524
J. David Cecil	–	–	–	–	–
John E. Bergeron, Jr.	11,811	5,792	129,086	–	807,260
Mark K. Boling	9,498	2,322	217,476	–	1,660,962
R. Craig Owen	7,712	–	18,119	–	238,949

(1)	Amount included in Column “i” of the “Summary Compensation Table.”
(2)

Represents the Non-Qualified Retirement Plan account balances at the end of 2017 for each of our NEOs. The total amounts previously reported as compensation for each NEO in the “Summary Compensation Table” in previous years are as follows:

Name	Aggregate Amounts Previously Reported
William J. Way	227,644
John C. Ale	21,450
John E. Bergeron, Jr.	13,377
Mark K. Boling	774,077
R. Craig Owen	140,889

Severance and Other Change in Control Benefits

We do not have employment agreements with any of the NEOs, but we have entered into a severance agreement with each officer that provides certain additional compensation if, within three years after a “change in control,” his or her employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for “good reason,” as defined in the respective severance agreement.

The change-in-control severance payment is equal to the product of (x) 2.99 (for Messrs. Way and Cecil) or 2.0 (for Ms. Stewart and Messrs. Ale and Bergeron) and (y) the sum of (i) the executive’s base salary as of the executive’s termination date plus (ii) the maximum bonus opportunity available to the executive under the annual incentive bonus program. For our NEOs who were employed with us prior to

SOUTHWESTERN ENERGY	58

Executive Compensation

2010, we agreed to make additional payments for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Also, each executive will be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our long-term incentive plans and stock option agreements provide that all outstanding stock options become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock that have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our annual incentive bonus program provides that upon a participant’s termination of employment under certain conditions on or after a “change in control,” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the program.

The following table sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary or voluntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death, or disability of our NEOs, assuming that the triggering events occurred on December 31, 2017. The amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Nonqualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP and under the Non-Qualified Retirement Plan, see above under “Pension Benefits” and “Non-Qualified Deferred Compensation.” The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($) (1)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($) (2)(3)	Enhancement Value of Pension Benefits ($) (4)	Value of Health and Welfare Benefits Equivalent Payment ($)	280G Tax Gross-Up ($) (5)	Total Value ($)
William J. Way
Change in Control	–	4,965,249	158,400	–	–	5,123,649
Change in Control Termination	10,309,200	4,965,249	158,400	96,026	–	15,528,875
Involuntary/Voluntary Termination	–	821,302	–	–	–	821,302
Normal Retirement, Death or Disability	–	4,965,249	–	–	–	4,965,29
Jennifer E. Stewart
Change in Control	–	272,593	57,307	–	–	329,900
Change in Control Termination	2,228,590	272,593	57,307	46,777	1,041,023	3,646,290
Involuntary/Voluntary Termination	–	56,209				56,209
Normal Retirement, Death or Disability	–	272,593	–	–	–	272,593
John C. Ale
Change in Control	–	1,246,733	82,098	–	–	1,328,831
Change in Control Termination	2,736,600	1,246,733	82,098	35,137	–	4,100,568
Involuntary/Voluntary Termination	–	242,023	–	–	–	242,023
Normal Retirement, Death or Disability	–	1,246,733	–	–	–	1,246,733

59	WWW.SWNANNUALMEETING.COM

Executive Compensation

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($) (1)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($) (2)(3)	Enhancement Value of Pension Benefits ($) (4)	Value of Health and Welfare Benefits Equivalent Payment ($)	280G Tax Gross-Up ($) (5)	Total Value ($)
J. David Cecil
Change in Control	–	717,058	92,700	–	–	809,758
Change in Control Termination	5,134,550	717,058	92,700	31,066	–	5,975,374
Involuntary/Voluntary Termination	–	–	–	–	–	–
Normal Retirement, Death or Disability	–	717,058	–	–	–	717,058
John E. Bergeron, Jr.
Change in Control	–	734,384	73,800	–	–	808,184
Change in Control Termination	2,562,500	734,384	73,800	67,951	1,241,155	4,679,790
Involuntary/Voluntary Termination	–	146,940	–	–	–	146,940
Normal Retirement, Death or Disability	–	734,384	–	–	–	734,384
Mark K. Boling (6)	1,098,377	425,917	–	–	–	1,524,294

(1)	Upon termination following a change in control, each executive would be paid an annualized bonus based on target-level performance for any performance period that includes the date of the change in control and severance equal to 2.99 times for Messrs. Way and Cecil, and 2.0 times for Ms. Stewart and Messrs. Ale and Bergeron, the sum of the executive’s annual base salary and maximum bonus opportunity.
(2)	In the event of a change in control regardless of termination, the unvested portion of previously granted performance units will be accelerated and the vested performance units will be paid out at the greater of (i) target value or (ii) the projected payment value if the performance period has been completed. In the event of involuntary termination, death, disability or retirement, the unvested performance units will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value of the performance units for all scenarios in this column is calculated by assuming the target number of units awarded and a $5.58 per share Company closing price on December 31, 2017.
(3)	In the event of a change in control, change in control termination, normal retirement at age 65, death or disability, all unvested outstanding stock options and shares of restricted stock will become fully vested.
Stock Options. The values represent the excess of the value of the underlying shares of Company common stock on December 31, 2017, or $5.58 per share, over the exercise price for those option shares.
Restricted Stock. The values represent the value of the restricted stock for which vesting would have been accelerated, based on a $5.58 per share Company closing price on December 31, 2017.
(4)	Amounts show the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above to the present value of SERP benefit upon retirement.
(5)	The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Messrs. Way, Ale and Cecil) for the so-called “parachute payment” tax of Section 280G of the Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”
(6)	Mr. Boling separated from the Company on August 3, 2017. The amounts include severance and vesting of long-term incentive awards under the Separation and Release Agreement and Amendment to Awards Agreement dated August 23, 2017, filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Quarterly Report on 10-Q filed on October 26, 2017. Mr. Boling’s separation agreement contained a typographical error. The value of his severance is based on the amount intended and actually tendered to Mr. Boling.

SOUTHWESTERN ENERGY	60

Executive Compensation

CEO Pay Ratio

Like our executive compensation program, SWN’s compensation philosophy is based on a pay for performance foundation and must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to providing a competitive offering to all employees and utilize internal and external data to annually set total direct compensation for our employees. Beginning in 2017, the Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2017 to that of all other Company employees for the same period.

We determined the compensation of our median employee by: (i) calculating the annual total direct compensation for each of our employees by adding their actual W-2 earnings received in 2017, including actual annual bonus award paid in 2017, plus the grant date value of their 2017 LTI award, if applicable, (ii) ranking the annual total direct compensation of all employees except for the CEO from highest to lowest, and (iii) identifying the “Median Employee." If an even number of employees existed, excluding the CEO, we determined the average of the annual total compensation of the two employees ranked above and below where the median employee would fall and utilized the average of actual base salary received, actual bonus amount paid and grant day value of the long-term incentive grant. Once the Median Employee was identified, we utilized the same process for calculating total compensation as we do our CEO under the Summary Compensation Table. We utilized the employee population as of December 31, 2017 for our analysis.

The annual total compensation for fiscal year 2017 for our CEO, calculated to include all elements reflected in the Summary Compensation Table was $8,687,476 and for the Median Employee was $108,458. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2017 is approximately 80 to 1.

61	WWW.SWNANNUALMEETING.COM

Proposal No. 3 Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2018. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of PwC.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the “independent auditors”) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee.

The Audit Committee does not delegate to executive leadership its responsibilities to pre-approve services performed by the independent auditors.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2017 and 2016, and fees billed for other services rendered by PwC during those years. The Audit Committee approved all non-audit services for 2017.

	2017	2016
Audit Fees (1)	$2,668,287	$2,297,170
Audit-Related Fees	–	–
Tax Fees (2)	$30,000	$44,712
All Other Fees	–	–
Total	$2,698,287	$2,341,882

(1)

The Audit Fees for the years ended December 31, 2017 and 2016 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, consents and assistance with review of documents filed with the SEC.

(2)	Tax Fees for the years ended December 31, 2017 and 2016 were for services related to the review of federal and state tax returns, tax planning and consultation.

SOUTHWESTERN ENERGY	62

Questions and Answers about the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

Stockholders who own shares of common stock as of March 23, 2018, the Record Date, may vote at the meeting. There were 586,845,682 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 10000 Energy Drive, Spring, Texas 77389.

How may I attend the Annual Meeting?

You may vote your shares without attending by following the instructions regarding proxies, which appear on pages 64-66. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Central Daylight Time on the date of the Annual Meeting. Attendance at the Annual Meeting is limited to stockholders, our employees, invited guests, and, in some cases, special representatives of stockholders whose proposals appear in our proxy statement. All shareholders as of the record date may attend the Annual Meeting but must present photo identification and proof of stock ownership. If you are a shareholder of record (your shares are held in your name), valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee), you must provide valid photo identification and current evidence of your ownership of shares, which you can obtain from your broker, bank or nominee. The use of cell phones, smartphones, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

When were the enclosed solicitation materials first given to stockholders?

This proxy statement and the accompanying proxy are first being mailed, given or made available to stockholders, on or about April 12, 2018. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2017 Annual Report to Stockholders and our proxy statement at www.swnannualmeeting.com and www.proxyvotenow.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

Southwestern Energy Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, the Company may deliver a single copy of this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of this proxy statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call the Company at the following:

Southwestern Energy Company
Attention: Secretary
10000 Energy Drive
Spring, Texas 77389
(832) 796-4700

63	WWW.SWNANNUALMEETING.COM

Questions and Answers about the Annual Meeting and Voting

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What constitutes a quorum of stockholders?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the Record Date. Because there were 586,845,682 shares of common stock outstanding on March 23, 2018, the Record Date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 293,422,842 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner represents the shares at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

If I am the “beneficial owner” of shares that are held in “street name” by my broker, will my broker vote for me? How are broker non-votes treated?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals No. 1, 2 and 3 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 19, 2018.

How will you treat abstentions?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matters addressed by Proposals No. 1, abstentions will have no effect on the vote, but because Proposals No. 2 and 3 require approval of a majority of shares represented at the meeting, abstentions on these proposals will have the same effect as a vote “AGAINST.”

How do I vote?

On or about April 12, 2018, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.proxyvotenow.com/swn. Because many of our stockholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our stockholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the Internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access: Record holders with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for internet voting availability.

SOUTHWESTERN ENERGY	64

Questions and Answers about the Annual Meeting and Voting

By Telephone: Record holders may submit proxies by following the “Vote by Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

What is the voting requirement to approve each of the proposals?

Proposal No. 1 – Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 – A Non-Binding Advisory Vote to the Compensation of our Named Executive Officers: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve Proposal No. 2. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote.

Proposal No. 3 – Ratification of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, on Proposal No. 4 is required to ratify the appointment of PwC as our independent registered public accounting firm. Therefore, abstentions will have the same effect as a vote “AGAINST.” Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating John D. Gass and Terry W. Rathert as your proxies. We solicit proxies so that as many shares as possible of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this proxy statement.

How will my proxy vote my shares?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the eight director nominees, the proposal regarding an advisory vote on executive compensation, the approval of the amendment of the 2013 Incentive Plan and the ratification of PwC as the Company’s independent registered public accounting firm for 2018. Also, your proxy card or your vote via phone or internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

65	WWW.SWNANNUALMEETING.COM

Questions and Answers about the Annual Meeting and Voting

How do I vote by mail using my proxy card?

There are three steps:

Step 1
a. Proposal No. 1
Election of a Board of eight directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you do not wish to vote, mark the box “ABSTAIN.”

b. Proposal No. 2 and Proposal No. 3
To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2
Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3
Mail your proxy card in the pre-addressed, postage-paid envelope.

May I vote by proxy even if I plan to attend the Annual Meeting?

Yes. If you vote by proxy, you need to fill out a ballot at the Annual Meeting only if you want to change your vote.

How may I revoke my proxy after I have delivered it?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting.

The Secretary may be contacted at the following address: Southwestern Energy Company, Attention: Secretary, 10000 Energy Drive, Spring, Texas 77389.

Who is soliciting my proxy, how is it being solicited, and who pays the costs?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies also may be solicited in person, by telephone or facsimile. Morrow Sodali LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $12,000 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

When will the voting results be available?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. Once filed, this Form 8-K will be available on our and the SEC’s websites.

SOUTHWESTERN ENERGY	66

Questions and Answers about the Annual Meeting and Voting

Confidential Voting

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

67	WWW.SWNANNUALMEETING.COM

Requirements for Submitting Proxy Proposals and Transaction of Business at Annual Meeting

Transaction of Business at the Annual Meeting

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s executive leadership has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this proxy statement. The Company’s bylaws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90, nor more than 120, days prior to the first anniversary of the preceding year’s annual meeting. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Shareholder Proposals for the 2019 Annual Meeting

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2019 Annual Meeting must be received by the Company at its principal offices not later than December 13, 2018. Any stockholder submitting a proposal intended to be brought before the 2019 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices no later than the close of business on February 21, 2019, and no earlier than the opening of business on January 22, 2019. If, however, the 2019 Annual Meeting is called for a date that is not within 25 days before or after the anniversary of the 2018 Annual Meeting, written notice of any such proposal must be received no later than the close of business on the 10th day following the day on which notice of the Annual Meeting date was mailed or such public disclosure of the date of the 2019 Annual Meeting was made, whichever first occurs. The Company’s bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant bylaw provisions may be obtained on www.sec. gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Stockholder Director Nominations for the 2019 Annual Meeting

Eligible stockholders may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the “proxy access” provisions of our Amended and Restated Bylaws. Our Amended and Restated Bylaws require that you provide notice in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on December 13, 2018, and no earlier than the opening of business on November 13, 2018. For more information regarding the “proxy access” provisions of our Amended and Restated Bylaws, see page 23.

Our Amended and Restated Bylaws also provide that any stockholder may nominate a candidate for election to the Board, which nomination is not submitted for inclusion in the Company’s proxy materials. Assuming that the Annual Meeting is held within 25 days of May 23, 2019, our Bylaws require that you provide notice in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on February 21, 2019, and no earlier than the opening of business on January 22, 2019. For additional information, see page 25 “Corporate Governance – Stockholder Nominations – Other Nominations” for a discussion of the delivery requirements if our 2019 Annual Meeting is held outside the above window.

Dated: April 12, 2018

SOUTHWESTERN ENERGY	68

SOUTHWESTERN ENERGY COMPANY
10000 ENERGY DRIVE
SPRING, TEXAS 77389

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of John D. Gass and Terry W. Rathert as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 23, 2018, at the Annual Meeting of Stockholders to be held at the Company’s Headquarters, 10000 Energy Drive, Spring, Texas 77389 at 9:00 a.m. CDT on May 22, 2018, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors, FOR the election of all nominees, and FOR Proposals 2 and 3.

Non-Voting Items
Change of Address – Please print your new address below.	Comments – Please print your comments below.

(Continued, and to be dated and signed, on the other side)
SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE IN ONE OF THREE WAYS:

1.	Call toll-free 1-866-257-2279 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. You will need your control number to access the system.

or

2.	Vote by Internet at our Internet Address: https://www.proxyvotenow.com/swn. You will need your control number to access the system.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY
11:59 P.M. EDT ON MAY 21, 2018.

PLEASE VOTE!

The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

Proposals
1.	Election of Directors:	FOR	AGAINST	ABSTAIN
	01 – John D. Gass	☐	☐	☐
	02 – Catherine A. Kehr	☐	☐	☐
	03 – Greg D. Kerley	☐	☐	☐
	04 – Gary P. Luquette	☐	☐	☐
	05 – Jon A. Marshall	☐	☐	☐
	06 – Patrick M. Prevost	☐	☐	☐
	07 – Terry W. Rathert	☐	☐	☐
	08 – William J. Way	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve 2017 named executive officer compensation.	☐	☐	☐

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

Note:	In their discretion, to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Date:		, 2018

Signature of Shareholder(s)

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲
VOTE BY INTERNET OR TELEPHONE
QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE: The toll free number is 1-866-257-2279. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 1 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 2 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

VOTE BY INTERNET: The web address is https://www.proxyvotenow.com/swn. You will need your control number to access the system.

IF YOU VOTE BY TELEPHONE OR INTERNET—DO NOT MAIL THE PROXY CARD. THANK YOU FOR VOTING

Internet https://www.proxyvotenow.com/swn
Call ★ ★ Toll Free ★ ★ On a Touch-Telephone
1-866-257-2279
There is NO CHARGE to you for this call

CONTROL NUMBER
for Internet/Telephone Voting